CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock of Susquehanna Bancshares, Inc.	$345,000,000.00	$24,598.50

(1)	Includes 5,625,000 shares that may be purchased by the underwriters if they exercise their over-allotment option in full.

(2)	$24,598.50 in filing fees, calculated in accordance with Rule 457(r), have been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

Filed pursuant to Rule 424(b)(5)
File No. 333-165349

Prospectus supplement

(To Prospectus dated March 8, 2010)

37,500,000 Shares

Common stock

Susquehanna Bancshares, Inc. is offering 37,500,000 shares of our common stock, par value $2.00 per share, to be sold in this offering. We will receive all of the net proceeds from the sale of our common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SUSQ.” The last reported closing price of our common stock on March 9, 2010 was $8.425 per share.

	Per share	Total

Public offering price	$8.00	$300,000,000.00

Underwriting discounts and commissions	$0.40	$ 15,000,000.00

Proceeds (before expenses)	$7.60	$285,000,000.00

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 5,625,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions to cover over-allotments.

Investing in our common stock involves a high degree of risk. See the information under “Risk factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Delivery of the shares of common stock will be made on or about March 15, 2010.

Joint Book-running Managers

J.P. Morgan	Keefe, Bruyette & Woods

March 9, 2010

S-i

About this prospectus supplement

We provide information to you about our common stock in the following documents: (1) this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement, and (3) any relevant free writing prospectus we have filed or will file with the Securities and Exchange Commission (the “SEC”). If the information in this prospectus supplement or any relevant free writing prospectus is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement or any relevant free writing prospectus.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus, and any relevant free writing prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to under “Where you can find more information” and “Documents incorporated by reference” in the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Susquehanna,” “we,” “our,” and “us” refer to Susquehanna Bancshares, Inc. and its consolidated subsidiaries, including Susquehanna Bank, our principal banking subsidiary.

S-ii

Prospectus summary

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and any relevant free writing prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our common stock. You should pay special attention to the information contained in the section entitled “Risk factors” on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement to determine whether an investment in our common stock is appropriate for you.

Susquehanna Bancshares, Inc.

Susquehanna is a financial holding company incorporated under Pennsylvania law in 1982. We provide a wide range of retail and commercial banking and financial services through our subsidiaries in the mid-Atlantic region. In addition to operating a commercial bank, we operate a trust and investment company, an asset management company, an investment management company, a property and casualty insurance brokerage company and a vehicle leasing company.

Bank operations

Our commercial banking operations comprise an extensive branch network and maintain a strong market presence in our primary markets of Central and Southeastern Pennsylvania, Southern New Jersey, Maryland, and Northern West Virginia. Our commercial bank subsidiary, Susquehanna Bank, is a Pennsylvania state-chartered bank that operates 221 banking offices. It provides a wide-range of retail banking services, including checking, savings and club accounts, check cards, debit cards, money market accounts, certificates of deposit, individual retirement accounts, home equity lines of credit, residential mortgage loans, home improvement loans, automobile loans, personal loans, and internet banking services. It also provides a wide-range of commercial banking services, including business checking accounts, cash management services, money market accounts, land acquisition and development loans, commercial loans, floor plan, equipment and working capital lines of credit, small business loans, and internet banking services.

We manage our bank subsidiary’s operations through divisions based on geographic market, which allows each division to retain flexibility with regard to loan approvals and product pricing, while enjoying the economies of scale and cost savings realized as a result of consolidated support functions. We believe that this approach differentiates us from other large competitors because it gives our bank greater flexibility to better serve its markets and increase responsiveness to the needs of local customers. We also provide our bank subsidiary guidance in the areas of credit policy and administration, risk assessment, investment advisory administration, strategic planning, investment portfolio management, asset liability management, liquidity management and other financial, administrative, and control services.

Non-bank operations

Susquehanna Trust & Investment Company, Valley Forge Asset Management Corp. and Stratton Management Company, LLC operate primarily in the same market areas as our banking operations. The Addis Group, LLC operates primarily in Southeastern Pennsylvania, Southern New Jersey and Northern Delaware. Boston Service Company, Inc. (which conducts business under the name “Hann Financial Service Corp.”) operates primarily in New Jersey, Eastern Pennsylvania and Southeastern New York. Susquehanna Commercial Finance, Inc. operates throughout the continental United States.

Our non-bank subsidiaries offer a variety of financial services to complement our core banking operations, broaden our customer base, and diversify our revenue sources. The Addis Group, LLC provides commercial, property and casualty insurance, and risk management programs for medium and large sized companies. Susquehanna Trust & Investment Company, a subsidiary of Susquehanna Bank, provides traditional trust and custodial services, and acts as administrator, executor, guardian, and managing agent for individuals, businesses and non-profit entities. Valley Forge Asset Management Corp. offers investment advisory, asset management and brokerage services for institutional and high net worth individual clients and, directly and through a subsidiary, retirement planning services. Stratton Management Company, LLC provides equity management of assets for institutions, pensions, endowments and high net worth individuals. Boston Service Company, Inc. (doing business as Hann Financial Service Corp.) provides comprehensive consumer vehicle financing services.

Our executive offices are located at 26 North Cedar Street, Lititz, Pennsylvania 17543, our telephone number is (717) 626-4721, and our website address is www.susquehanna.net. Information contained on our website is not incorporated into, and does not constitute part of, this prospectus supplement.

Concurrent offering

On March 8, 2010, Susquehanna announced the commencement of an offering by Susquehanna Capital II of an offering of $50 million aggregate liquidation amount of trust preferred securities and the issuance by Susquehanna to Susquehanna Capital II of junior subordinated debentures with corresponding payment terms. We intend to use the proceeds from the issuance of those junior subordinated debentures for the same purposes as described under “Use of proceeds” in this prospectus supplement. Successful completion of that offering is not a condition to the sale of the shares of common stock being offered hereby.

The offering

Issuer:	Susquehanna Bancshares, Inc.

Securities offered:	37,500,000 shares of our common stock, par value $2.00 per share.

Over-allotment option:	The underwriters may purchase up to an additional 5,625,000 shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.
Shares of common stock outstanding after this offering:	123,973,612 shares of our common stock outstanding after this offering (or 129,598,612 shares of our common stock if the underwriters exercise in full their over-allotment option)(1).

Use of proceeds:	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $284.1 million (or approximately $326.8 million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds of this offering for general corporate purposes. We may use a portion of the net proceeds of this offering to support future acquisitions, including FDIC-assisted acquisition transactions, or for the redemption of all or a portion of the Series A preferred stock we issued to the U.S. Treasury in December 2008, subject to regulatory approval. We do not expect to redeem all of the preferred stock issued to the U.S. Treasury until our non-performing asset generation has stabilized.

Dividend policy:	The payment of future cash dividends on our common stock is at the discretion of our Board and subject to a number of factors including financial performance, capital adequacy, regulatory compliance and cash resources. In addition, there are limitations on the ability of Susquehanna Bank to pay dividends to us, which in turn limits our ability to pay dividends to common stockholders. Our ability to pay dividends and the amounts of such dividends are also limited by our participation in TARP.

(1)

The number of shares of common stock that will be outstanding immediately following this offering is based on the number of shares outstanding as of February 22, 2010, excluding shares available for future grant under our equity compensation plans and excluding:

•	2,483,670 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $21.23 per share;

•

3,028,264 shares of common stock issuable upon the exercise of warrants at an exercise price of $14.86 per share (subject to certain anti-dilution adjustments) reserved for issuance to the U.S. Treasury under the TARP Capital Purchase Program; and

•	85,000 shares of our common stock issuable upon the vesting of restricted stock units.

Risk factors:	See the information under “Risk factors” on page S-7 of this prospectus supplement and the discussions under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 as well as the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any relevant free writing prospectus for a discussion of a variety of factors you should consider carefully before deciding to invest in shares of our common stock.

NASDAQ Global Select Market symbol:	“SUSQ”

Summary consolidated financial information

The table below sets forth summary financial data for the periods indicated. The data has been derived from the audited consolidated financial statements of Susquehanna for the five years ended December 31, 2009, incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial results are not indicative of our expected future operating results. The following summary historical financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

Susquehanna Bancshares, Inc. & Subsidiaries

Years ended December 31,	2009	2008	2007(1)	2006(2)	2005
	(Amounts in thousands, except per share data)
Interest income	$643,824	$697,070	$526,157	$462,791	$387,020
Interest expense	235,008	298,768	250,254	206,021	144,775
Net interest income	408,816	398,302	275,903	256,770	242,245

Provision for loan and lease losses	188,000	63,831	21,844	8,680	12,335
Noninterest income	163,699	142,309	120,659	136,313	125,078
Noninterest expenses	382,472	367,201	276,955	262,836	242,550
Income before taxes	2,043	109,579	97,763	121,567	112,438

Net income	12,675	82,606	69,093	83,638	79,563
Preferred stock dividends and accretion	16,659	792	-	-	-

Net (loss) income applicable to common shareholders	$(3,984)	$81,814	$69,093	$83,638	$79,563
Cash dividends declared on common stock	$31,898	$89,462	$52,686	$49,067	$43,432

Per Common Share Amounts
Net income:
Basic	$(0.05)	$0.95	$1.23	$1.66	$1.70
Diluted	$(0.05)	$0.95	$1.23	$1.66	$1.70
Cash dividends declared on common stock	$0.37	$1.04	$1.01	$0.97	$0.93
Dividend payout ratio	Not Meaningful	109.3%	76.3%	58.7%	54.6%

Financial Ratios
Return on average total assets	0.09%	0.62%	0.78%	1.05%	1.07%
Return on average shareholders’ equity	0.65%	4.80%	6.66%	9.56%	10.52%
Return on average tangible shareholders’ equity(3)	2.19%	13.35%	11.56%	15.42%	16.06%
Average equity to average assets	14.31%	12.92%	11.66%	11.00%	10.18%
Net interest margin	3.58%	3.62%	3.67%	3.77%	3.76%
Efficiency ratio	65.28%	66.46%	69.10%	66.43%	65.58%

Capital Ratios
Leverage	9.73%	9.92%	10.24%	8.68%	7.77%
Tier 1 risk-based capital	11.17%	11.17%	9.23%	9.48%	8.53%
Total risk-based capital	13.48%	13.52%	11.31%	12.48%	11.61%

Credit Quality
Net charge-offs/Average loans and leases	1.32%	0.42%	0.25%	0.10%	0.24%
Nonperforming assets/Loans and leases plus OREO	2.48%	1.20%	0.78%	0.57%	0.38%
ALLL/Nonaccrual loans and leases	79%	108%	156%	207%	309%
ALLL/Total loans and leases	1.75%	1.18%	1.01%	1.13%	1.03%

Year-End Balances
Total assets	$13,689,262	$13,682,988	$13,077,994	$8,225,134	$7,466,007
Investment securities	1,875,267	1,879,891	2,063,952	1,403,566	1,154,261
Loans and leases, net of unearned income	9,827,279	9,653,873	8,751,590	5,560,997	5,218,659
Deposits	8,974,363	9,066,493	8,945,119	5,877,589	5,309,187
Total borrowings	2,512,894	2,428,085	2,131,156	1,152,932	1,148,966
Shareholders’ equity	1,981,081	1,945,918	1,729,014	936,286	780,470

Selected Share Data
Common shares outstanding (period end)	86,474	86,174	85,935	52,080	46,853
Average common shares outstanding:
Basic	86,257	85,987	56,297	50,340	46,711
Diluted	86,257	86,037	56,366	50,507	46,919
At December 31:
Book value per common share	$19.53	$19.21	$20.12	$17.98	$16.66
Tangible book value per common share	$7.25	$6.77	$8.44	$11.18	$11.23
Market price per common share	$5.89	$15.91	$18.44	$26.88	$23.68
Common shareholders of record	11,668	12,035	11,144	6,694	6,857

(1)	On November 16, 2007, we completed our acquisition of Community Banks, Inc. The acquisition was accounted for under the purchase method, and all transactions since the acquisition date are included in our consolidated financial statements.

(2)	On April 21, 2006, we completed our acquisition of Minotola National Bank. The acquisition was accounted for under the purchase method, and all transactions since the acquisition date are included in our consolidated financial statements.

(3)	Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP amounts. The most directly comparable measure is return on average equity, which is calculated using GAAP-based amounts. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average equity to return on average tangible equity is set forth below.

	2009	2008	2007	2006	2005
Return on average equity (GAAP basis)	0.65%	4.80%	6.66%	9.56%	10.52%
Effect of excluding average intangible assets and related amortization	1.54%	8.55%	4.90%	5.86%	5.54%
Return on average tangible equity	2.19%	13.35%	11.56%	15.42%	16.06%

Risk factors

Your investment in our common stock involves risks. You should consider carefully the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any relevant free writing prospectus, including the discussions under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.

Our share price will fluctuate.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below and those discussed in other risk factors. The market price of our common stock has fluctuated significantly in the past and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	announcements by us or our competitors of mergers, acquisitions and strategic partnerships;

•	additions or departure of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	the presence or absence of short selling of our common stock;

•	future sales of our common stock or debt securities; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Furthermore, given recent and ongoing market and economic conditions, the market price of our common stock may continue to be subject to further significant market fluctuations. Beginning in 2008 and through the present, the business environment for financial holding companies has been extremely challenging. Unprecedented developments in financial markets throughout 2008 and 2009 have undermined global confidence in financial markets.

Accompanying these and related events, including the failure of some financial institutions, stock markets around the world have experienced significant price and trading-volume volatility. While the United States and other governments continue efforts to restore confidence in financial markets and promote economic growth, we cannot assure you that continued or further market and economic turmoil will not occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price and trading-volume volatility of our common stock.

There may be future sales or other dilution of our equity which may adversely affect the market price of our common stock.

Except as described in the section entitled “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Any issuance of shares of common or convertible securities or options or warrants or the exercise of such securities

(including currently outstanding securities) could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. Further, the market price of our common stock could decline after this offering as a result of future offerings by Susquehanna of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock, or the perception that such offers or sales could occur.

You may not receive dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so. As a result of our issuance of preferred stock to the U.S. Treasury pursuant to TARP, prior to the earlier of December 12, 2011 and the date on which the preferred stock has been redeemed in whole or has been transferred in whole to third parties that are not affiliates of the U.S. Treasury, we are not permitted without the consent of the U.S. Treasury to declare or pay any dividend or make any distribution on the common stock other than: (i) regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared on the common stock prior to October 14, 2008 (which was $0.26 per share), as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction; (ii) dividends payable solely in shares of common stock; and (iii) dividends or distributions of rights in connection with a stockholders’ rights plan. Any reduction of, or the elimination of, our common stock dividend or other restrictions in the future could adversely affect the market price of our common stock.

If you purchase our common stock in this offering, you may incur immediate and substantial dilution in the book value of your shares.

If you purchase shares in this offering, the value of your shares based on our actual book value will be immediately less than the offering price you paid. This reduction in the value of your equity is known as dilution. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the purchase price paid in this offering in the event of our liquidation. Investors will incur additional dilution upon the exercise of stock options or other equity-based awards under our equity incentive plans and the warrant issued to the U.S. Treasury under TARP. In addition, if we issue additional shares, including options, warrants, preferred stock or other convertible securities, in the future to acquired entities and their equity holders, our business associates, or other strategic partners or in follow-on public and private offerings, the newly issued shares will further dilute your percentage ownership of our company.

We may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes, which may include providing capital to support future acquisitions, including FDIC-assisted acquisition transactions, and to position us for eventual redemption of our Series A Preferred Stock issued to the U.S. Treasury under the TARP Capital Purchase Program. Given the competition for FDIC-assisted transactions, we may be unable to execute on such transactions on terms we deem acceptable. In addition, given that regulatory approval is required before we can redeem our Series A preferred stock issued to the U.S. Treasury, we may not be able to redeem all or a portion of such shares within our desired time frame.

We will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

The common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.

Shares of our common stock are equity interests in Susquehanna and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness of and other non-equity claims on Susquehanna with respect to assets available to satisfy claims on Susquehanna.

Use of proceeds

We estimate that the net proceeds of this offering will be approximately $284.1 million (or $326.8 million upon the exercise of the over-allotment option in full), based on the public offering price of $8.00 per share, after deducting underwriting commissions and expenses. We intend to use the net proceeds of this offering for general corporate purposes. We may use a portion of the net proceeds of this offering to support future acquisitions, including FDIC-assisted acquisition transactions, or for the redemption of all or a portion of the Series A preferred stock we issued to the U.S. Treasury in December 2008, subject to regulatory approval. We do not expect to redeem all of the preferred stock issued to the U.S. Treasury until our non-performing asset generation has stabilized.

Capitalization

The following table sets forth our consolidated capitalization as of December 31, 2009:

•	on an actual basis;

•	on an as adjusted basis to give effect to the offering of 37,500,000 shares of common stock in this offering at a public offering price of $8.00 per share; and

•

on an as adjusted basis to give effect to the offering of 37,500,000 shares of common stock in this offering and our issuance of approximately $50 million aggregate principal amount of subordinated debentures to be issued to Susquehanna Capital II in connection with the issuance of trust preferred securities by Susquehanna Capital II.

The issuance of the trust preferred securities referred to above is not a condition to the issuance of the common stock in this offering.

This information should be read together with our consolidated financial statements and other financial information set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2009
(in thousands)	Actual	As adjusted for common stock	As adjusted for common stock and trust preferred securities

Long-term debt:
Subsidiaries:
Other	$1,050	$1,050	$1,050
4.75% Floating rate subordinated notes due 2018	25,000	25,000	25,000
Parent:
6.05% Subordinated notes due 2012	75,000	75,000	75,000
2.10% Floating rate subordinated notes due 2014	75,000	75,000	75,000
11.00% Subordinated deferrable interest debentures, series II	—	—	50,010
10.30% Junior subordinated notes due 2027	16,680	16,680	16,680
4.26% Floating rate junior subordinated notes due 2032	5,823	5,823	5,823
6.39% Junior subordinated notes due 2036	51,547	51,547	51,547
4.24% Floating rate junior subordinated notes due 2033	15,464	15,464	15,464
3.77% Floating rate junior subordinated notes due 2033	15,464	15,464	15,464
6.35% Fixed/floating junior subordinated notes due 2036	10,084	10,084	10,084
6.44% Fixed/floating junior subordinated notes due 2036	9,265	9,265	9,265
6.53% Fixed/floating junior subordinated notes due 2037	19,904	19,904	19,904
4.17% Floating rate junior subordinated notes due 2033	3,093	3,093	3,093
9.375% Fixed/floating rate junior subordinated notes due 2057	125,000	125,000	125,000

Total long-term debt	448,374	448,374	498,384

	As of December 31, 2009
(in thousands)	Actual	As adjusted for common stock	As adjusted for common stock and trust preferred securities

Shareholders’ equity:
Preferred stock: $1,000 liquidation value; 5,000,000 shares authorized; 300,000 shares issued	$292,359	$292,359	$292,359
Common stock: $2.00 par value; 200,000,000 shares authorized; 86,473,612 shares outstanding; 123,973,612 shares outstanding as adjusted	172,947	247,947	247,947
Additional paid-in capital	1,057,305	1,266,355	1,266,355
Retained earnings	478,167	478,167	478,167
Accumulated other comprehensive loss, net of taxes	(19,697)	(19,697)	(19,697)

Total shareholders’ equity	1,981,081	2,265,131	2,265,131

Total long-term debt and shareholders’ equity	$2,429,455	$2,713,505	$2,763,515

Price range of common stock and dividends

Our common stock trades on the NASDAQ Global Select Market under the symbol “SUSQ.” On March 9, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $8.425 per share. The following table provides the high and low closing sales price per share during the periods indicated, as reported on the NASDAQ Global Select Market, and cash dividends paid.

Quarter ended	High	Low	Cash dividend per share

January 1, 2010 through March 9, 2010	$9.12	$5.85	$0.01

December 31, 2009	$6.10	$5.05	$0.01
September 30, 2009	$6.79	$3.78	$0.05
June 30, 2009	$10.60	$4.52	$0.05
March 31, 2009	$15.95	$6.63	$0.26

December 31, 2008	$20.35	$11.03	$0.26
September 30, 2008	$27.70	$10.50	$0.26
June 30, 2008	$22.86	$13.69	$0.26
March 31, 2008	$22.40	$15.78	$0.26

As of February 22, 2010, there were 11,710 record holders of Susquehanna common stock.

Certain material United States federal income and

estate tax considerations for non-U.S shareholders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is purchased in this offering and held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity taxable as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions that we make to a non-U.S. holder of our common stock that constitute dividends for United States federal income tax purposes generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A distribution will constitute a dividend for Unites States federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s basis in its shares of common stock and, to the extent it exceeds the non-U.S. holder’s basis, as capital gain.

However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of common stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

subject to certain exceptions, we are or have been a “United States real property holding corporation” for United States federal income tax purposes. We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses realized during the same taxable year, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal estate tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or exchange of information treaty.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Recent legislative developments potentially affecting taxation of common stock held by or through non-United States entities.

Recently proposed legislation would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, common stock paid to certain foreign entities unless various information reporting requirements are satisfied. A substantially similar proposal was included as part of President Obama’s proposed budget for fiscal year 2011. There can be no assurance as to whether or not this proposed legislation (or any substantially similar legislation) will be enacted, and, if it is enacted, what form it will take or when it will be effective. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in our common stock.

Certain ERISA considerations

In general, employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans subject to Section 4975 of the Code and plans subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) (or entities deemed to hold the assets of any such employee benefit plan or plans) (collectively, “Plans”) may purchase the common stock. By purchasing common stock or any interest therein, you will be deemed to have represented that either: (i) you are not a Plan and are not purchasing the common stock on behalf of or with “plan assets” of any Plan; or (ii) your purchase, holding and disposition of common stock will not result in a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the common stock on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code or applicable Similar Laws of any investment in the common stock. See the information under “Certain ERISA matters” in the accompanying prospectus.

Underwriting

Susquehanna and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the common stock described in this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	24,375,000
Keefe, Bruyette & Woods, Inc.	13,125,000

Total	37,500,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the common stock from Susquehanna, are several and not joint. The obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the common stock if any are purchased, other than pursuant to the over-allotment option described below.

The underwriters have advised us that they propose to offer the common stock to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the common stock to selected dealers at the public offering price minus a selling concession of up to $0.24 per share of common stock. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

The underwriters have an option to buy up to 5,625,000 additional shares of common stock from us, solely to cover over-allotments, if any. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the shares of common stock are being offered.

At our request, the underwriters have reserved for sale by us, at the public offering price, up to 150,000 shares of our common stock for sale to our officers and directors through a directed share program. The number of shares of our common stock available to the general public in this offering will be reduced by the number of reserved shares purchased by participants in the program. Any reserved shares that are not orally confirmed for purchase will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus supplement. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sales of the reserved shares. Except for our officers and directors who have entered into lock-up agreements as described below, the shares purchased by participants in the directed share program will be freely tradable.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The underwriting fee is

$0.40 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Without over- allotment exercise	With full over- allotment exercise

Per share	$0.40	$0.40
Total	$15,000,000	$17,250,000

We will pay our expenses related to this offering, which we estimate will be approximately $950,000.

In addition, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of such liabilities.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing equity-based compensation plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, our directors and executive officers entered into lock up agreements with J.P. Morgan Securities, Inc. prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock other than in each case (W) transfers of shares of common stock as a bona fide gift or gifts or for estate planning purposes, (X) dispositions to any trust for the direct or indirect benefit of such executive officers and directors and/or the immediate family of such executive officers and directors, (Y) transfers to “affiliates” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such executive officers and directors, and (Z) common stock acquired in the open market after the date hereof; provided that in the case of any transfer or distribution pursuant to clause (W), (X) or (Y), each transferee, donee or distributee shall execute and deliver to J.P. Morgan Securities Inc. a lock-up agreement in the form of the lock up agreement executed by the executive officers and directors; and provided, further, that in the case of any transfer or distribution pursuant to clause (W), (X) or (Y), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above). Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to Susquehanna occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Each underwriter has represented to us and agreed with us that it has not made and will not make an offer of the common stock that is the subject of the offering contemplated in this prospectus supplement to the public in any member state of the European Economic Area (“EEA”) that has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State other than:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of J.P. Morgan Securities Ltd.; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common stock shall require Susquehanna or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes hereof, the expression an “offer to the public” in relation to common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement has been prepared on the basis that all offers within the EEA of the common stock which are the subject of the offering contemplated in this prospectus supplement will be made pursuant to an exemption under the Prospectus Directive, as implemented in the Member States of the EEA, from the requirement to publish a prospectus for offers of the common stock. Any person making or intending to make any offer within the EEA of the common stock should only do so in circumstances in which no obligation arises for Susquehanna or the underwriters to publish or produce a prospectus for such offer. None of Susquehanna or the underwriters has authorized, nor do any of them authorize, the making of any offer of the common stock through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the common stock contemplated in this prospectus supplement.

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters may engage in passive market making transactions in our common stock on The NASDAQ Stock Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The NASDAQ Stock Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates engage in transactions with and perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates for customary fees. Affiliates of certain of the underwriters are customers of ours in the ordinary course of business.

Validity of securities

The validity of the securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Prospectus

Susquehanna Bancshares, Inc.

Susquehanna Capital II

Susquehanna Capital III

Susquehanna Capital IV

Debt securities

Capital securities

Guarantees

Warrants

Purchase contracts

Units

Preferred stock

Depository shares

Common stock

Susquehanna Bancshares, Inc., Susquehanna Capital II, Susquehanna Capital III and Susquehanna Capital IV may offer and sell these securities from time to time, in one or more classes or series as described in this prospectus and an accompanying prospectus supplement. These entities may offer and sell these securities in amounts, at prices and on terms that such entities determine at the time of the offering.

Susquehanna Bancshares, Inc., Susquehanna Capital II, Susquehanna Capital III and Susquehanna Capital IV may provide more specific terms of the securities in supplements to this prospectus. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

Susquehanna Bancshares, Inc., Susquehanna Capital II, Susquehanna Capital III and Susquehanna Capital IV may sell the securities to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be stated in the applicable prospectus supplements and other offering material. These entities may also sell securities directly to investors.

The common stock of Susquehanna Bancshares, Inc. trades on the NASDAQ Global Select Market under the trading symbol “SUSQ.” Any such common stock that we sell pursuant to any supplement to this prospectus will be listed for quotation on the NASDAQ Global Select Market upon official notice of issuance.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 of this Prospectus.

You should read this prospectus and the applicable supplement, together with the documents incorporated by reference, carefully before you invest in our securities.

These securities are unsecured and are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. These securities involve investment risks, including possible loss of principal.

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2010.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under “Where you can find more information,” and any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

Risk factors

You should carefully consider the specific risks set forth under “Risk factors” in our periodic reports referred to in “Documents incorporated by reference” below and, if included in a prospectus supplement, under “Risk factors” in the applicable prospectus supplement.

About this prospectus

This prospectus is part of a registration statement that Susquehanna Bancshares, Inc. (“Susquehanna”) and Susquehanna Capital II, Susquehanna Capital III and Susquehanna Capital IV (each of which we refer to as a “trust issuer”) have filed with the SEC using a “shelf” registration process. Under this shelf registration process, Susquehanna and the trust issuers may sell the securities described in this prospectus in one of more offerings.

Unless the context indicates otherwise, the terms “Susquehanna,” “we,” “our,” or “us” refer to Susquehanna Bancshares, Inc., together with its subsidiaries, as applicable, except that in the sections “Description of securities we may offer,” “Description of debt securities,” “Description of capital securities,” “Description of guarantees,” “Description of warrants,” “Description of units,” “Description of purchase contracts” and “Description of capital stock,” below, these terms refer solely to Susquehanna Bancshares, Inc.

This prospectus provides you with a general description of our and the trust issuers’ securities. Each time our and the trust issuers’ securities are sold, the applicable issuer will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also modify or supersede information contained in this prospectus. References to this prospectus or the prospectus supplement also mean the information contained in other documents we have filed with the SEC and have referred you to in this prospectus or an accompanying prospectus supplement. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and the prospectus supplement applicable to any offering, together with any additional information that we refer you to as discussed under “Where you can find more information.”

Where you can find more information

Susquehanna Bancshares, Inc.

Susquehanna Bancshares, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act. You may read and copy this information at prescribed rates at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain additional information about the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information about issuers like Susquehanna who file electronically with the SEC. The address of that website is http://www.sec.gov.

The common stock of Susquehanna Bancshares, Inc. is traded on the NASDAQ Global Select Market and quoted under the symbol “SUSQ.” You can also inspect information about Susquehanna by visiting NASDAQ’s web site (www.nasdaq.com). Our website is www.susquehanna.net. Information contained in our website does not constitute part of this prospectus.

The trust issuers

There are no separate financial statements of the trust issuers in this prospectus. Susquehanna does not believe the financial statements would be helpful to the holders of the capital securities of the trust issuers because:

•	Susquehanna, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of each trust issuer;

•

none of the trust issuers has any independent operations or proposes to engage in any activity other than issuing securities representing undivided beneficial interests in its assets and investing the proceeds in junior subordinated debentures issued by Susquehanna; and

•	the obligations of each trust issuer under the capital securities will be guaranteed by Susquehanna as and to the extent set forth under “Description of guarantees.”

None of the trust issuers is currently subject to the information reporting requirements of the Exchange Act. We anticipate that the trust issuers will not be required to file any information reports under the Exchange Act with the SEC following the effective date of the registration statement that contains this prospectus.

Documents incorporated by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This enables us to disclose important information to you by referring you to these documents. The information incorporated by reference is deemed to be part of this prospectus, and the information we file with the SEC after the date of this prospectus will automatically update, modify and, where applicable, supersede any information included in this prospectus or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules). The SEC file number for these documents is 1-33872.

•

Susquehanna’s Annual Report on Form 10-K, filed with the SEC on March 1, 2010, as amended by our Annual Report on Form 10-K/A, filed with the SEC on March 3, 2010, for the year ended December 31, 2009; and

•	the description of Susquehanna’s common stock set forth in our Current Report on Form 8-K, filed with the SEC on February 19, 2008.

We also incorporate by reference into this prospectus all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities under this prospectus, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that any statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes this statement. Any statement modified or superseded in this way will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any supplement to this prospectus. The information incorporated by reference contains information about us and our financial condition and performance and is an important part of this prospectus.

Upon written or oral request, we will provide to you, without charge, a copy of any of the documents incorporated by reference in this prospectus but not delivered with the prospectus, excluding all exhibits that we have not specifically incorporated into this document by reference. You may obtain documents incorporated by reference in this document by requesting them by writing or telephoning us at:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

(717) 626-4721

Attention: Corporate Secretary

Additional information, including information regarding the annual, quarterly and current reports, proxy statements and other information filed by Susquehanna Bancshares, Inc. with the SEC under the Exchange Act is available by following the instructions provided in this Registration Statement under “Where you can find more information.”

Special note on forward-looking information

Certain statements in this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus may be considered to be “forward-looking statements,” such as statements that include the words “expect,” “estimate,” “project,” “anticipate,” “should,” “intend,” “probability,” “risk,” “target,” “objective,” and similar expressions or variations on such expressions. In particular, certain documents incorporated by reference into this document may include forward-looking statements relating to: expectations regarding Susquehanna’s future operating results or financial condition, expectations regarding the timing of a repurchase of the securities issued to the U.S. Treasury, Susquehanna’s potential exposures to various types of market risks, such as interest rate risk and credit risk; whether Susquehanna’s allowance for loan and lease losses is adequate to meet probable loan and lease losses; our ability to maintain loan growth; our ability to maintain sufficient liquidity; our ability to manage credit quality; our ability to monitor the impact of the recession on the commercial and industrial, commercial real estate, and consumer segments; the impact of a breach by Auto Lenders Liquidation Center, Inc., a third-party residual value guarantor of our auto leasing subsidiary, on residual loss exposure; the unlikelihood that more than 10% of the home equity line of credit loans in securitization transactions will convert from variable interest rates to fixed interest rates; our ability to collect all amounts due under our outstanding synthetic collateralized debt obligations; and our ability to achieve our financial goals. Such statements are subject to certain risks and uncertainties. As a result, actual income gains and losses could materially differ from those that have been estimated. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this prospectus, the applicable prospectus supplement and the documents incorporated by reference in this prospectus include, but are not limited to:

•	adverse changes in our loan and lease portfolios and the resulting credit-risk-related losses and expenses;

•	adverse changes in the automobile industry;

•	interest rate fluctuations, which could increase our cost of funds or decrease our yield on earning assets and therefore reduce our net interest income;

•	the adequacy of loss reserves;

•	impairment of goodwill or other assets;

•	the loss of certain key officers, which could adversely impact our business;

•	continued relationships with major customers;

•	the ability to continue to grow our business internally and through acquisition and successful integration of bank and non-bank entities while controlling our costs;

•	adverse national and regional economic and business conditions;

•	compliance with laws and regulatory requirements of federal and state agencies;

•	competition from other financial institutions in originating loans, attracting deposits, and providing various financial services that may affect our profitability;

•	the ability to hedge certain risks economically;

•	our ability to effectively implement technology driven products and services;

•	changes in consumer confidence, spending and savings habits relative to the bank and non-bank financial services we provide;

•	greater reliance on wholesale funding because our loan growth has outpaced our deposit growth and we have no current access to securitization markets;

•	changes in legal or regulatory requirements or the results of regulatory examinations that could adversely impact our business and financial condition and restrict growth;

•

the impact of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms that do not operate under those restrictions;

•	future legislative or administrative changes to the Troubled Asset Relief Program’s Capital Purchase Program enacted under the EESA;

•	the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board;

•	the effects of and changes in the rate of Federal Deposit Insurance Corporation premiums; and

•	our success in managing the risks involved in the foregoing.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include, for example, those discussed in Part I, Item 1A: Risk Factors in Susquehanna’s Annual Report on Form 10-K, filed with the SEC on March 1, 2010, as amended by our Annual Report on Form 10-K/A, filed with the SEC on March 3, 2010, for the year ended December 31, 2009, to which reference is hereby made. There is no assurance that any list of risks and uncertainties or risk factors is complete.

Any forward-looking statements made by or on behalf of us or the trust issuers in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, that prospectus supplement or such document incorporated by reference, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Susquehanna Bancshares, Inc.

Susquehanna is a financial holding company incorporated under Pennsylvania law in 1982. We provide a wide range of retail and commercial banking and financial services through our subsidiaries in the mid-Atlantic region. In addition to operating a commercial bank, we operate a trust and investment company, an asset management company, an investment management company, a property and casualty insurance brokerage company and a vehicle leasing company.

Bank operations

Our commercial banking operations comprise an extensive branch network and maintain a strong market presence in our primary markets of Central and Southeastern Pennsylvania, Southern New Jersey, Maryland, and Northern West Virginia. Our commercial bank subsidiary, Susquehanna Bank, is a Pennsylvania state-chartered bank that operates 221 banking offices. It provides a wide-range of retail banking services, including checking, savings and club accounts, check cards, debit cards, money market accounts, certificates of deposit, individual retirement accounts, home equity lines of credit, residential mortgage loans, home improvement loans, automobile loans, personal loans, and internet banking services. It also provides a wide-range of commercial banking services, including business checking accounts, cash management services, money market accounts, land acquisition and development loans, commercial loans, floor plan, equipment and working capital lines of credit, small business loans and internet banking services.

We manage our bank subsidiary’s operations through divisions based on geographic market, which allows each division to retain flexibility with regard to loan approvals and product pricing, while enjoying the economies of scale and cost savings realized as a result of consolidated support functions. We believe that this approach differentiates us from other large competitors because it gives our bank greater flexibility to better serve its markets and increase responsiveness to the needs of local customers. We also provide our bank subsidiary guidance in the areas of credit policy and administration, risk assessment, investment advisory administration, strategic planning, investment portfolio management, asset liability management, liquidity management and other financial, administrative and control services.

Non-bank operations

Susquehanna Trust & Investment Company, Valley Forge Asset Management Corp. and Stratton Management Company, LLC operate primarily in the same market areas as our banking operations. The Addis Group, LLC operates primarily in Southeastern Pennsylvania, Southern New Jersey and Northern Delaware. Boston Service Company, Inc. (which conducts business under the name “Hann Financial Service Corp.”) operates primarily in New Jersey, Eastern Pennsylvania and Southeastern New York. Susquehanna Commercial Finance, Inc. operates throughout the continental United States.

Our non-bank subsidiaries offer a variety of financial services to complement our core banking operations, broaden our customer base, and diversify our revenue sources. The Addis Group, LLC provides commercial, property and casualty insurance, and risk management programs for medium and large sized companies. Susquehanna Trust & Investment Company, a subsidiary of Susquehanna Bank, provides traditional trust and custodial services, and acts as administrator, executor, guardian, and managing agent for individuals, businesses and non-profit entities. Valley Forge Asset Management Corp. offers investment advisory, asset management and brokerage services for institutional and high net worth individual clients, and, directly and through a subsidiary, retirement planning services. Stratton Management Company, LLC provides equity management of assets for institutions, pensions, endowments and high net worth individuals. Boston Service Company, Inc. (which conducts business under the name “Hann Financial Service Corp.”) provides comprehensive consumer vehicle financing services.

Our executive offices are located at 26 North Cedar Street, Lititz, Pennsylvania 17543, our telephone number is (717) 626-4721, and our website address is www.susquehanna.net. Information contained in our website is not incorporated into, and does not constitute part of, this prospectus.

The trust issuers

Purpose and ownership of the trust issuers

Each of the trust issuers is a statutory trust organized under Delaware law by us and the trustees of the trust issuers. The trust issuers were established solely for the following purposes:

•

to issue and sell the capital securities, as well as the common securities that we will purchase, all of which will represent undivided beneficial ownership interests in the assets of each trust issuer;

•	to use the gross proceeds from the issuance and sale of the capital securities and related common securities to purchase junior subordinated debentures from us; and

•	to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

Because each trust issuer was established only for the purposes listed above, the applicable series of junior subordinated debentures will be the sole assets of the applicable trust issuer, and payments under such junior subordinated debentures will be the sole source of income to such trust issuer.

As issuer of the junior subordinated debentures, and as borrower, we will generally pay:

•	all fees and expenses related to the trust issuer and the offering of each trust issuer’s capital securities; and

•

all ongoing costs, expenses and liabilities of the trust issuers, except those obligations of the trust issuers to pay amounts due to holders of their capital securities pursuant to the terms of such securities.

Each trust issuer will offer the capital securities to you by use of this prospectus and an applicable prospectus supplement, and we will retain all of the common securities. The common securities will rank equally with the capital securities, except that the common securities will be subordinated to the capital securities to the extent and under the circumstances described below under “Description of capital securities—subordination of common securities.”

For so long as the capital securities of a particular trust issuer remain outstanding, we will promise to:

•	cause such trust issuer to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or terminate the statutory trust, except as permitted by the relevant trust agreement;

•	own directly or indirectly all of the common securities of such trust issuer;

•	use our commercially reasonable efforts to ensure that such trust issuer will not be an “investment company” for purposes of the Investment Company Act of 1940; and

•	take no action that would be reasonably likely to cause such trust issuer to be classified as other than a grantor trust for United States federal income tax purposes.

The trustees

Each trust issuer’s business and affairs will be conducted by its four trustees: the property trustee, the Delaware trustee and two administrative trustees. We refer to these trustees collectively as the “trust issuer trustees.” In each case, the two administrative trustees of each trust issuer will be individuals who are our employees. The property trustee of each trust issuer will act as sole trustee under each trust agreement for purposes of the Trust Indenture Act of 1939 and will also act as trustee under the guarantees and the indenture.

We, as owner of the common securities of each trust issuer, have the sole right to appoint, remove and replace any of the trust issuer trustees unless an event of default occurs under the indenture relating to the debt securities owned by the trust issuer. In that event, the holders of a majority in liquidation amount of the capital securities of that trust issuer will have the right to remove and appoint the property trustee and the Delaware trustee.

Each trust issuer is a legally separate entity, and the assets of one are not available to satisfy the obligations of any of the others or of any other statutory trust the common securities of which are owned by us.

Additional information

For additional information concerning the particular trust issuer issuing a series of capital securities, see the applicable prospectus supplement. We anticipate that the trust issuers will not be required to file any information reports under the Exchange Act with the SEC following the effective date of the registration statement that contains this prospectus. In addition, any required disclosure concerning the trust issuers and any issued capital securities will be disclosed in the footnotes to our financial statements included in our periodic reports to the SEC.

Office of the trust issuers

The principal executive office of each trust issuer is c/o Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, and the telephone number is (717) 626-4721.

Use of proceeds

Except as may be otherwise described in a prospectus supplement accompanying this prospectus, Susquehanna expects to use the net proceeds from the sale of the offered securities for general corporate purposes.

Each trust issuer will use all proceeds received from the sale of its capital securities and common securities to acquire a series of corresponding junior subordinated debentures. Unless otherwise described in a prospectus supplement, we will, in turn, use these funds as specified above.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described in this prospectus.

Ratio of earnings to fixed charges and preferred stock dividend requirements

Consolidated ratio of earnings to fixed charges

The following unaudited table presents the consolidated ratio of earnings to fixed charges as defined in Item 503(d) of Regulation S-K for Susquehanna. You should read these ratios in conjunction with Exhibit 12.2 filed as an exhibit to the registration statement of which this prospectus is a part.

	For the Years Ended December 31,
	2009	2008	2007	2006	2005

Earnings to Fixed Charges:
Excluding interest on Deposits	1.03X	2.13X	2.55X	3.29X	3.20X
Including interest on Deposits	1.01X	1.36X	1.39X	1.58X	1.76X

Consolidated ratio of earnings to fixed charges and preferred stock dividend requirements

The following unaudited table presents the consolidated ratio of earnings to fixed charges and preferred stock dividend requirements as defined in Item 503(d) of Regulation S-K for Susquehanna. You should read these ratios in conjunction with Exhibit 12.2 filed as an exhibit to the registration statement of which this prospectus is a part.

	For the Years Ended December 31,
	2009	2008	2007	2006	2005

Earnings to Fixed Charges:
Excluding interest on Deposits	0.79X	2.10X	2.55X	3.29X	3.20X
Including interest on Deposits	0.92X	1.36X	1.39X	1.58X	1.76X

These ratios pertain to Susquehanna and our subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense, one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include the foregoing items plus interest on deposits. As of December 31, 2009, we had 300,000 shares of preferred stock outstanding, which pay cumulative compounding dividends quarterly in arrears of 5% per year until December 12, 2012, and 9% thereafter. During the year ended December 31, 2009, we paid $13,875,000 in preferred dividends. No shares of preferred stock were outstanding prior to December 12, 2008.

Description of securities we may offer

This prospectus contains general descriptions of the debt securities, capital securities, guarantees, warrants, units, purchase contracts, preferred stock, depositary shares and common stock that we or the trust issuers may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus, together with the accompanying prospectus supplement and any other offering materials, will contain the material terms of the securities being offered, including the specific types, amounts, prices and other detailed terms.

Description of debt securities

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that we or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “—Denominations, registrations and transfer.”

General

Any debt securities offered by this prospectus will be either senior or subordinated debt securities, which may be junior subordinated debt securities. We will issue senior debt under a senior debt indenture, which may be supplemented from time to time by one or more supplemental indentures. Unless otherwise specified in the accompanying prospectus supplement, we will issue subordinated debt securities (which may include junior subordinated debentures) under a subordinated debt indenture, which may be supplemented from time to time by one or more supplemental indentures. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an “indenture” and collectively as the “indentures.” The trustee under each of the senior debt indenture and the subordinated debt indenture is The Bank of New York Mellon Trust Company, N.A., (“The Bank of New York Mellon”). We have filed forms of the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where you can find more information,” or by contacting the trustee.

The following summary briefly describes the material provisions of the indentures and the debt securities, other than pricing and related terms, and other terms specific to a particular series of debt that will be disclosed for the particular issuance in the applicable prospectus supplement. The summary is not complete. You should read the provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The summary below and that contained in any prospectus supplement are qualified in their entirety by reference to the applicable indenture. You should also read the particular terms of a series of debt securities, which will be described in more detail in an applicable prospectus supplement. Throughout the summary we have included parenthetical references to the indenture sections, which, except for subordination provisions addressed only in the subordinated debt indenture, are the same in each indenture, to help you locate the provisions being discussed.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right, from time to time, to issue debt securities of any series previously issued. (Section 3.01)

Information in the prospectus supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation;

•	whether the debt is senior or subordinated;

•	the aggregate principal amount offered and authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed-rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed-rate debt securities, the yearly rate at which the debt security will bear interest, if any;

•	if the debt securities are floating-rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	whether the debt securities will be convertible into or exchangeable for other securities and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	the terms and conditions on which the debt securities may be redeemed at our option;

•	any obligation we may have to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, auction agents, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior debt;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences relating to the offered securities, if material;

•	the dates on which premiums, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities only in registered form. (Section 3.02) As currently anticipated, debt securities of a series will trade in book-entry form, and global securities will be issued in physical form (paper).

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt and unsubordinated debt.

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all our “senior indebtedness” (both secured and unsecured). (Section 15.01)

In general, the holders of all senior debt securities are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal, premium, interest or other monetary amounts due and payable on any senior indebtedness, after any applicable grace period, we cannot make a payment on account of, redeem or otherwise acquire the subordinated debt securities unless and until the default is cured, waived or ceases to exist. (Section 15.04)

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. (Section 15.02)

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that are declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior indebtedness will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments. (Section 15.03)

Unless otherwise specified in the applicable prospectus supplement, “senior indebtedness” means:

•

the principal, interest and any other amounts owing in respect of our indebtedness for borrowed money or indebtedness of others that we guarantee and indebtedness evidenced by bonds, notes, debentures or other similar instruments or letters of credit issued by us, including any senior debt securities issued under any senior debt indenture, or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but “senior indebtedness” does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Certain series of the subordinated debt securities may be subject to supplemental indentures that alter the definitions of indebtedness and senior indebtedness as defined in the subordinated debt indenture. Because the definitions of indebtedness and senior indebtedness applicable to some of the series of subordinated debt may differ in a number of respects from the definitions applicable to other series, it is possible that holders of certain series of subordinated debt securities may receive more or less upon our bankruptcy, liquidation or dissolution or upon an acceleration of the corresponding series of subordinated debt securities than holders of other series of subordinated debt securities.

Covenants

Merger and sale of assets

We may not, in a single transaction or a series of related transactions:

•	consolidate or merge with or into any other person or permit any other person to consolidate or merge with or into us; or

•	transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

we are the surviving company or, in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, and expressly assumes, by supplemental indentures, all of our obligations under the indentures;

•	immediately after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel concerning certain matters are delivered to the trustee. (Section 8.01)

Other covenants

In addition, any offered series of debt securities may have additional covenants which will be described in the applicable prospectus supplement.

Modification of the indentures

Under the indentures, we and the relevant trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	evidence the succession of another obligor to the company and the assumption of the covenants in the indentures and in the debt securities by such successor;

•

add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•

add to, change or eliminate any of the provisions of the indentures in respect of one or more series of debt securities, provided that any such addition, change or elimination (i) will neither apply to any debt security created prior to the execution of the supplemental indenture nor adversely affect the rights of the holders thereof in any material respect or (ii) will become effective only when no such debt securities are outstanding;

•	secure the debt securities;

•	establish the form or terms of debt securities of any series as permitted in the indentures;

•	establish provisions with respect to conversion rights, if any;

•

reflect our consolidation or merger with or into any other person or permit the consolidation or merger of any other person with or into us, or the transfer, sale, lease or other disposition of all or substantially all of our assets, in conformity with the limitations set forth in the indentures;

•	permit the issuance of uncertificated debt securities in addition to, or in place of, certificated debt securities;

•	appoint a successor trustee under either indenture;

•	cure ambiguities, defects or inconsistencies, provided that the amendment may not adversely affect the interests of holders of debt securities in any material respect;

•	conform any provisions of the indentures to the “Description of debt securities” contained in this prospectus or any similar section or subsection in an applicable prospectus supplement; or

•	maintain the qualification of the indentures under the Trust Indenture Act. (Section 9.01)

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or such other percentage as may be specified in the applicable prospectus supplement, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	change the fixed maturity of any such debt securities or the date on which any payment of interest on the debt securities is due and payable;

•	reduce the principal amount or interest rate on any debt security;

•	reduce the premium payable upon any redemption of the debt securities;

•	reduce the amount of principal payable on the acceleration of any debt securities issued originally at a discount;

•	change the place of payment of, or type of currency for payment of, debt securities;

•

impair the right to sue for the enforcement of any payment of principal, or any installment of interest or premium on or after the maturity (including in connection with a redemption, on or after the redemption date) of the debt securities;

•

adversely affect the right, if any, to convert such debt securities, or modify the provisions of the indentures with respect to the ranking of the debt securities in a manner adverse to the holder thereof;

•	reduce the percentage of debt securities of a series whose holders need to consent to a modification or a waiver;

•

modify any of the provisions in the applicable indentures related to modifications that require the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series or provisions in the applicable indentures related to the waiver of past defaults by the holders of debt securities, except to increase any such percentage or provide that certain other provisions may not be modified without the consent of each holder of the debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder of debt securities;

•	reduce or postpone any sinking fund; or

•	in the case of the subordinated debt indenture, modify any provision affecting the subordination or ranking of the Securities in a manner which adversely affects the holders. (Section 9.02)

Events of default

Unless otherwise specified in an applicable prospectus supplement, each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay interest on any debt security of such series for 30 days when due;

•	our failure to pay principal on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 60 days after notice given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities any other covenant in the relevant indenture other than a covenant (i) included in the relevant indenture solely for the benefit of a series of debt securities other than such series or (ii) expressly excluded from events giving rise to a default, including the obligation to file SEC filings with the trustee;

•	our failure to pay beyond any applicable grace period, or the acceleration (which is not rescinded or cured within 30 days of notice of acceleration) of, indebtedness in excess of $50,000,000; and

•	certain events of bankruptcy or insolvency, whether voluntary or not, with respect to us or any material subsidiary.

In addition, the applicable prospectus supplement will describe any other event of default set forth in the applicable prospectus supplement.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding debt securities of such series may declare the principal amount, together with all accrued and unpaid interest, if any, of each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us or any material subsidiary, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the trustee. (Section 5.02)

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series. (Sections 5.12 and 5.13) The indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of debt securities, unless such one or more of such holders shall have offered to the indenture trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the indenture trustee in compliance with such request or direction. (Section 6.01)

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series. (Section 5.06)

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer reasonable indemnity satisfactory to the trustee against liabilities incurred by the trustee for taking such action, and the trustee must have failed to institute any proceeding within 60 days after receiving such notice and offer of indemnity. These limitations do not apply if the holders of a majority of debt securities of the applicable series give an inconsistent direction. (Section 5.07) In addition, these limitations also do not apply to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium, if any, and the right to convert such debt security, if applicable. (Section 5.08)

Each trustee will, within 90 days after any default occurs, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders. (Section 6.05)

We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture. (Section 10.05)

Defeasance

After we have irrevocably deposited with the trustee cash or U.S. government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions described below, we may elect to have our obligations under the applicable indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance and discharge”). Legal defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•

the rights of holders of the debt securities to receive principal, interest and any premium when due from amounts deposited with the trustee, which will be held in trust funds for the purpose of such payments;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency where securities may be presented for payment, transfer, exchange or, if applicable, conversion for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). The released obligations include:

•	our obligations regarding delivery of reports to the trustee and holders of debt securities;

•	our obligations relating to a merger, consolidation or sale of all or substantially all of our assets; and

•	our obligation to present and keep in full force and effect our corporate existence.

Any omission to comply with these obligations so released will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events relating to these obligations, as well as the failure to deposit a sinking fund payment when due and the failure to pay or acceleration of indebtedness in excess of $50,000,000, as described above under “—Events of default,” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series, we must irrevocably have deposited or caused to be deposited with the trustee as trust funds cash or specified United States government obligations in an amount, in each case, sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent certified public accountants, to pay and discharge all of the principal, interest and any premium at due date or maturity. In addition:

•

in the case of legal defeasance, we must have delivered to the trustee an opinion of counsel confirming that (i) we have received from, or there has been published by, the Internal Revenue Service, a ruling or (ii) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case, to the effect that the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance and discharge, we must have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no default with respect to the outstanding debt securities of that series may have occurred and be continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance and discharge, no default relating to bankruptcy or insolvency may have occurred and be continuing at any time on or before the 90th day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 90th day;

•

the legal defeasance and discharge or covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance and discharge or covenant defeasance must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•	we must deliver to the trustee an opinion of counsel that any trust arising from such deposit does not require registration under the Investment Company Act of 1940, as amended;

•

no event or condition may exist that, under the defeasance provisions of the indentures, would prevent us from making payments of principal, premium, if any, or interest on the applicable debt securities on the date of deposit or at any time on or before the 90th day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 90th day; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the legal defeasance and discharge or covenant defeasance have been complied with. (Article XIII).

Governing law

Unless otherwise stated in the applicable prospectus supplement, the debt securities and the indentures will be governed by the law of the State of New York. (Section 1.13)

Concerning our relationship with the trustee

The Bank of New York Mellon Trust Company also acts as the trustee for certain securities issued by us and the trust issuers. We and the trust issuers have and may continue to have banking and other business relationships with The Bank of New York Mellon and its affiliate, BNY Mellon Trust of Delaware, and any subsequent trustee, in the ordinary course of business.

Payment and paying agents

Distributions on the debt securities, other than interest payments and payments on debt securities represented by global securities, will be made in the designated currency against surrender of the debt securities at the principal corporate trust office or agency of the trustee in New York, New York. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office or agency of the trustee in New York, New York, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the applicable prospectus supplement.

Calculation agents

Calculations relating to floating-rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the applicable prospectus supplement.

Denominations, registrations and transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC, and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act, and no successor depositary has been appointed for 90 days;

•	an event of default exists with respect to such global security;

•	we direct the applicable trustee to do so; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities. (Section 3.05)

Description of junior subordinated debentures

Unless otherwise specified in the applicable prospectus supplement, we may issue our junior subordinated debentures under the subordinated debt indenture, as may be supplemented from time to time by one or more supplemental indentures. Unless otherwise specified in the applicable prospectus supplement, each time a trust issuer issues a new series of capital securities, we will issue a new series of junior subordinated debentures. There is no limit on the aggregate principal amount of junior subordinated debentures we may issue, and we may issue the junior subordinated debentures from time to time in one or more series under a supplemental indenture or pursuant to a resolution of our board of directors.

Description of capital securities

The following description of the terms and provisions of the capital securities summarizes the general terms that may apply to each series of capital securities. The trust agreement of the applicable trust issuer will be amended and restated before the issuance of capital securities by that trust issuer. We refer to that amended and restated trust agreement as the “trust agreement,” a form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The description of the trust agreement below is not complete, and we refer you to the trust agreement for each trust issuer, entered into in connection with an issuance of a series of capital securities, which will be filed as an exhibit to a Current Report on Form 8-K and the terms of which may differ from the description below.

Formation of trust issuers

When a trust issuer issues a series of capital securities, the trust agreement relating to that trust issuer will contain, and the prospectus supplement relating to that series will summarize, the terms and other provisions relating to that series of capital securities, as applicable. Each trust issuer will issue only one series of capital securities.

The trust agreement of each trust issuer will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Bank of New York Mellon will act as property trustee and its affiliate, BNY Mellon Trust of Delaware, will act as Delaware trustee under each relevant trust agreement.

Each series of capital securities will represent undivided beneficial ownership interests in the assets of the applicable trust issuer. The holders of the capital securities will be entitled to preference over the holders of the corresponding series of common securities for distributions from the applicable trust issuer and amounts payable on redemption or liquidation of the trust issuer under the circumstances described under “—Subordination of common securities,” as well as other benefits as described in the relevant trust agreement.

Specific terms of each series

When a trust issuer issues a series of capital securities, the applicable prospectus supplement will summarize the particular amount, price and other terms and provisions of that new series of capital securities. Those terms may include the following:

•	the distinctive designation of the capital securities;

•	the number of capital securities issued by the applicable trust issuer and the liquidation value of each capital security;

•	the annual distribution rate (or method of determining that rate) for capital securities issued by the applicable trust issuer and the date or dates upon which those distributions will be payable;

•

whether distributions on capital securities issued by the applicable trust issuer may be deferred and, if so, the maximum number of distributions that may be deferred and the terms and conditions of those deferrals;

•

whether distributions on capital securities issued by the trust issuer will be cumulative, and, if so, the date or dates or method of determining the date or dates from which distributions on capital securities issued by that trust issuer will be cumulative;

•

the amount or amounts that will be paid out of the assets of the applicable trust issuer to the holders of capital securities of the trust issuer upon voluntary or involuntary dissolution, winding up or termination of the applicable trust issuer;

•

the obligation, if any, of the applicable trust issuer to purchase or redeem capital securities issued by the applicable trust issuer and the price or prices at which, the period or periods within which, and the terms and conditions upon which capital securities issued by the applicable trust issuer will be purchased or redeemed, in whole or in part, in accordance with that obligation;

•	the denominations in which any capital securities of the series will be issuable;

•

the voting rights, if any, of capital securities issued by the applicable trust issuer in addition to those required by law, including the number of votes per capital security and any requirement for the approval by the holders of capital securities as a condition to a specified action or amendment to the relevant trust agreement; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of capital securities issued by the applicable trust issuer.

All capital securities a trust issuer offers will be guaranteed by us to the extent set forth below under the caption “Description of guarantees” in this prospectus. The applicable prospectus supplement will also describe the United States federal income tax considerations applicable to each offering of capital securities.

Redemption or exchange

Upon the redemption or repayment, in whole or in part, of any series of junior subordinated debentures owned by a trust issuer, the trust issuer will use the proceeds from that redemption or repayment to redeem corresponding capital securities and common securities having an aggregate liquidation amount equal to the principal amount of the junior subordinated debentures that are redeemed at a redemption price equal to their liquidation amount plus accumulated and unpaid distribution payments to the date of redemption. Except to the extent described under “—Subordination of common securities” below, the capital securities and related common securities will be redeemed in proportion to their respective aggregate liquidation amounts outstanding.

We have the right to dissolve a trust issuer at any time and, after satisfaction of its liabilities to its creditors as provided under applicable law, to cause the trust issuer to distribute the junior subordinated debentures owned by it to the holders of its capital securities and related common securities in exchange for those securities.

Subordination of common securities

In connection with the issuance of capital securities, each trust issuer will also issue a new series of common securities to Susquehanna. Except as described below or in the applicable prospectus supplement, the common securities will be entitled to receive distributions on the same dates and at the same rate and otherwise have substantially identical terms as the capital securities.

If on any distribution date or redemption date for the capital and common securities, an event of default has occurred and is continuing under the applicable subordinated debt indenture, the applicable trust issuer may not make any distribution payments and may not make any other payment for the redemption, liquidation or acquisition of its common securities unless such trust issuer has paid in full, or provided for full payment of:

•	all accumulated and unpaid distributions on all of the trust issuer’s capital securities; and

•	in the case of a redemption or liquidation, the full redemption price of all capital securities called for redemption or the full liquidation price of all capital securities.

If an event of default under the trust agreement occurs as a result of the occurrence of an event of default under the indenture, as holder of the common securities, we will be deemed to have waived our right to take action with respect to that event of default until all events of default with respect to the capital securities are cured, waived or otherwise eliminated. Until that cure, waiver or elimination, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee regarding remedies under the relevant trust agreement.

Liquidation distribution upon dissolution

Each trust agreement will provide that the relevant trust issuer will dissolve on the first to occur of the following events:

•	the expiration of the term of the trust as described in the trust agreement;

•	specified events relating to our bankruptcy, dissolution or liquidation;

•	our election to distribute junior subordinated debentures to the holders of the capital securities and related common securities as described above under “—Redemption or exchange;”

•	the mandatory redemption of the trust issuer’s capital securities and related common securities as described above under “—Redemption or exchange;” and

•	the entry of a court order for the dissolution of the trust issuer.

Upon an early dissolution event described above, other than a mandatory redemption of the trust issuer’s capital securities and related common securities, the trust issuer trustees will liquidate the trust issuer as soon as possible by distributing the junior subordinated debentures to the holders of capital securities and related common securities. If the property trustee determines that such a distribution is not practical, after satisfaction of the trust issuer’s liabilities to its creditors under applicable law, the holders of the capital securities and related common securities will be entitled to receive the liquidation amount of their securities, plus accumulated and unpaid dividends to the date of payment. Except as described under “—Subordination of common securities” above, that payment will be made to the holders of the capital securities and related common securities in proportion to their respective aggregate liquidation amounts outstanding.

Events of default; notice

Any one of the following events constitutes an event of default under the applicable trust agreement:

•	the occurrence of an event of default under the indenture with respect to the related series of junior subordinated debentures held by the trust issuer;

•	a default by the property trustee in the payment of any distribution on the capital securities or common securities (subject to any deferral provisions) and continuance of that default for 30 days;

•	a default by the property trustee in the payment of any redemption price of any capital security or common security when it becomes due and payable;

•

a default in the performance, or breach, in any material respect, of any other covenant or warranty of the trust issuer trustees in the trust agreement and the continuance of that default, or breach, for 90 days after notice to the defaulting trust issuer trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities; or

•	the occurrence of an event of bankruptcy or insolvency relating to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within 10 business days after the occurrence of an event of default under the trust agreement actually known to the property trustee, the property trustee will notify the holders of the capital securities, the administrative trustees and Susquehanna of such default. The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of those securities.

The property trustee must give notice to the holders of capital securities of any notice of default with respect to the corresponding junior subordinated debentures.

Limitation on consolidations, mergers and sales of assets

Except as contemplated in “—Liquidation distribution upon dissolution,” a trust issuer may not merge with or into, consolidate or amalgamate with, or sell or lease substantially all of its properties and assets to any corporation or other person, unless:

•	the administrative trustees consent to the proposed transaction;

•

the successor is a trust organized under the laws of any state and assumes all of the obligations of the trust issuer regarding the capital securities or substitutes other securities for the capital securities with substantially the same terms;

•	we appoint a trustee of the successor possessing the same powers and duties as the property trustee;

•	the successor securities to the capital securities are listed on the same national securities exchange or other organization on which the capital securities were listed;

•

the transaction does not cause the ratings, if any, on the capital securities or the successor securities to be downgraded by a “nationally recognized ratings organization,” as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act;

•	the transaction does not adversely affect the rights, preferences or privileges of the holders of the capital securities in any material respect;

•	the successor has a purpose substantially identical to that of the trust issuer;

•	independent counsel to the trust issuer delivers an opinion that:

•	the transaction does not adversely affect the rights, preferences or privileges of the holders of the capital securities in any material respect; and

•	following the transaction, neither the successor nor the trust issuer would have to register as an “investment company” under the Investment Company Act of 1940;

•

we, or a successor which will own all of the common securities of the trust issuer or its successor, will guarantee the capital securities, or the successor securities, to the same extent as the capital securities are guaranteed by our guarantee; and

•

the trust issuer and the successor would each continue to be classified as a grantor trust for United States federal income tax purposes, unless each holder of capital securities consents to a change in that classification.

Voting rights; amendment of the trust agreement

Except as provided below and under “Description of guarantees—amendments” or as otherwise described in the applicable prospectus supplement, as a holder of capital securities you will not have any voting rights.

We, the property trustee and the administrative trustees may, without the consent of the holders of the capital securities, amend the applicable trust agreement to cure any ambiguity or correct or supplement inconsistent provisions or to modify the trust agreement to the extent necessary to ensure that the trust issuer is classified as a grantor trust. However, we may not amend any applicable trust agreement in any manner that would adversely affect in any material respect the interests of any holder of the capital securities.

We and the trust issuer trustees may also amend the applicable trust agreement with the consent of the holders of a majority of the aggregate liquidation amount of the capital and common securities of the applicable trust issuer, provided that we have received an opinion of counsel that the amendment will not affect the trust issuer’s status as a grantor trust or its exemption under the Investment Company Act of 1940. Without the consent of each holder affected by the amendment, no amendment will:

•	change the amount or timing of any distribution on the capital securities or the common securities;

•	otherwise adversely affect the amount of any required distribution; or

•	restrict the right of a holder of capital securities or common securities to institute suit to enforce payment.

For so long as any junior subordinated debentures are held by the property trustee, the trust issuer trustees will not take any of the following actions without the consent of the holders of a majority of the aggregate liquidation amount of the capital securities:

•

direct the time, method or place for conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the indenture trustee with respect to such debentures;

•	waive any past default that is waivable under the indenture;

•	rescind or annul any declaration that the principal of the junior subordinated debentures is due; or

•	consent to any modification or termination of the indenture or the junior subordinated debentures.

However, in the case of any action that would require the consent of each affected holder of junior subordinated debentures under the indenture, the property trustee will not give any such consent without the consent of each holder of the corresponding capital securities.

Capital securities owned by us, a trust issuer trustee or any of our or their affiliates will not be treated as outstanding for purposes of the above provisions.

In addition to the required consents described above, the trust issuer trustees must obtain an opinion of counsel experienced in the relevant matters that the action would not cause the trust issuer to be classified as other than a grantor trust for United States federal income tax purposes.

The trust issuer trustees will not revoke any action approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities.

Payment and paying agent

The paying agent for the relevant trust issuer will make payments on definitive, certificated capital securities by check mailed to the address of the holder entitled to that payment at the holder’s address as it appears in the capital securities register. The paying agent will make payment on global securities as specified under “Description of global securities; book-entry issuance” below. Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as paying agent for the capital securities. In the event the property trustee ceases to be the paying agent, the administrative trustees of the trust issuer will appoint a successor bank or trust company acceptable to us and the property trustee to act as paying agent.

Registrar and transfer agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

The registrar will not impose any charge for registration of transfer but may require the payment of any tax or governmental charges that may be imposed in connection with the transfer or exchange.

A trust issuer is not required to register transfers of the capital securities after the capital securities have been called for redemption.

Information concerning the property trustee

Other than the duty to act with the required standard of care during an event of default under the applicable trust agreement, the property trustee is required to perform only those duties that are specifically set forth in the trust agreement and is not required to exercise any of its powers at the request of any holder of capital securities unless it is offered reasonable indemnity for the costs, expenses and liabilities that might be incurred by it.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of each trust issuer in a way that:

•	will not cause the trust issuer to be deemed an investment company required to register under the Investment Company Act of 1940;

•	will not cause the trust issuer to be classified as other than a grantor trust for United States federal income tax purposes; and

•	will cause the junior subordinated debentures to be treated as indebtedness for United States federal income tax purposes.

No trust issuer may borrow money or issue debt or mortgage or pledge any of its assets. Holders of the capital securities do not have preemptive or similar rights.

Governing law

Each trust agreement and the related capital securities will be governed by and construed in accordance with the laws of the State of Delaware.

Description of guarantees

The following description of the terms and provisions of the guarantee agreements summarizes the general terms that will apply to each guarantee that Susquehanna delivers in connection with a series of capital securities and related common securities, unless otherwise specified in the applicable prospectus supplement. This description is not complete, and we refer you to the form of the guarantee agreement, a copy of which we filed as an exhibit to the registration statement of which this prospectus is a part. We sometimes refer to the guarantee agreement as a “guarantee agreement” or a “guarantee,” as applicable.

When a trust issuer sells a series of its capital securities and related common securities, we will execute and deliver a guarantee of that series of capital securities and common securities under a guarantee agreement for the benefit of the holders of those capital securities and related common securities. Only one guarantee will be issued by Susquehanna in connection with the issuance of capital securities and related common securities by the applicable trust issuer. Each guarantee agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the applicable prospectus supplement states otherwise, The Bank of New York Mellon will act as guarantee trustee under each guarantee agreement.

Specific terms of the guarantees

Except as stated in the applicable prospectus supplement, Susquehanna will irrevocably and unconditionally agree to pay in full the following payments or distributions on each corresponding series of capital securities and related common securities, to the extent that they are not paid by, or on behalf of, the applicable trust issuer:

•

any accumulated and unpaid distributions required to be paid on the capital securities and related common securities, to the extent that the applicable trust issuer has sufficient funds available for those payments at the time;

•

the redemption price regarding any capital securities and related common securities called for redemption, to the extent that the applicable trust issuer has sufficient funds available for those redemption payments at the time; and

•

upon a voluntary or involuntary dissolution, winding up or liquidation of the applicable trust issuer, unless the corresponding series of junior subordinated debentures is distributed to holders of the capital securities and related common securities, the lesser of:

•	the total liquidation amount of the capital securities and related common securities and all accumulated and unpaid distributions on them to the date of payment; and

•	the amount of assets of the trust issuer remaining available for distribution to holders of the capital securities and related common securities after satisfaction of liabilities to creditors.

We may satisfy our obligation to make the payments described above by direct payment of the required amounts by us to the holders of the applicable capital securities and related common securities or by causing the applicable trust issuer to pay those amounts to the holders. In addition, our obligation to make the payments described above will exist regardless of any defense, right of setoff or counterclaim that the applicable trust issuer may have or assert, other than the defense of payment. Payments under the guarantee agreement will be made on the capital securities and related common securities on a pro rata basis. However, if an event of default has occurred and is continuing with respect to any series of related subordinated debt securities, the total amounts due on the capital securities will be paid before any payment is made on the common securities.

Each guarantee will apply only to the extent that the applicable trust issuer has sufficient funds available to make the required payments. If we do not make interest payments on the junior subordinated debentures held by the applicable trust issuer, then the trust issuer will not be able to pay distributions on the capital securities or common securities issued by the trust issuer and will not have funds legally available for those payments. In that event, the remedy of a holder of a series of capital securities or common securities is to institute legal proceedings directly against us as permitted under the indenture for the related series of junior subordinated debentures.

Nature of the guarantee

Susquehanna will, through the relevant trust agreement, the guarantee, the junior subordinated debentures and the indenture, taken together, fully and unconditionally guarantee the applicable trust issuer’s obligations under the capital securities and related common securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the applicable trust issuer’s obligations under the capital securities.

Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. In addition, each guarantee will not be discharged except by payment in full of the amounts due under it to the extent they have not been paid by the applicable trust issuer or upon distribution of junior subordinated debentures to the holders of the capital securities and related common securities in exchange for all of the capital securities and related common securities.

Ranking

Each guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to our other liabilities to the same extent as the subordinated debt securities.

The guarantees will not place a limitation on the amount of additional debt that we may incur.

Amendments

Unless otherwise specified in the applicable prospectus supplement, each guarantee may be amended under the following two circumstances:

•	regarding changes to the guarantee that do not materially adversely affect the rights of holders of the applicable capital securities, no consent of those holders will be required; and

•

all other amendments to the guarantee may be made only with the prior approval of the holders of not less than a majority of the total liquidation amount of the outstanding capital securities to which the guarantee relates.

The manner of obtaining the necessary approvals to amend a guarantee are the same as for holders of the capital securities, which are described above under “Description of capital securities—voting rights; amendment of the trust agreement.”

Assignment

All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related capital securities and related common securities then outstanding.

Events of default and remedies

An event of default under a guarantee will occur upon our failure to (1) make any of our payments under the guarantee agreement or (2) perform any of our other obligations under the guarantee agreement for 90 days after notice of the failure.

The holders of not less than a majority in total liquidation amount of the capital securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

If the guarantee trustee fails to enforce a guarantee, then any holder of the corresponding series of capital securities may institute a legal proceeding directly against us to enforce its rights under that guarantee, without first instituting a legal proceeding against the applicable trust issuer that issued the capital securities, the guarantee trustee or any other person or entity.

Information concerning the guarantee trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in the performance of a guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee. After a default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of capital or common securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by that action.

Termination of the guarantees

Each guarantee will terminate upon any of the following events:

•	the full payment of the redemption price of all capital securities and related common securities of the applicable trust issuer;

•	the full payment of the amounts payable upon liquidation of the applicable trust issuer; or

•

the distribution of the junior subordinated debentures held by the applicable trust issuer to the holders of the capital securities and related common securities of the trust issuer in exchange for all of the capital securities and related common securities of the trust issuer.

Each guarantee will continue to be effective or will be reinstated, if at any time any holder of related capital securities and related common securities issued by the applicable trust issuer is required to restore payment of any sums paid under the applicable capital securities and related common securities or the guarantee.

Governing law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

Description of warrants

Susquehanna may issue warrants for the purchase of debt securities, preferred or common stock or other securities. Warrants may be issued independently or together with debt securities, preferred or common stock or other securities described in this registration statement or offered by any prospectus supplement, in any combination, and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Susquehanna and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement and/or other offering material for the terms of and information relating to such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the number of shares of preferred or common stock purchasable upon the exercise of warrants to purchase preferred or common stock and the price at which such number of shares of stock may be purchased upon such exercise;

•

the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	U.S. federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred or common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement and/or other offering material. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred or common stock or other securities, holders of such warrants will not have any of the rights of holders of the type of securities purchasable upon such exercise, including the right to receive payments of principal, premium or interest on any debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on any preferred or common stock purchasable upon such exercise or to recover distributions or other payments on any such other securities, or to exercise any applicable right to vote.

Description of units

As specified in the applicable prospectus supplement, Susquehanna may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:

•

the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	whether the units will be issued in fully registered or global form; and

•

a description of the book-entry procedures (if different from those described in this prospectus), enforcement rights, United States federal income tax considerations and distribution plans with respect to such securities.

The descriptions of the units and any applicable underlying security or pledge or depositary arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to, and qualified in their entirety by reference to, the terms and provisions of the applicable agreements, forms of which have been or will be filed as exhibits to the registration statement of which this prospectus forms a part.

Description of purchase contracts

As specified in the applicable prospectus supplement, Susquehanna may issue purchase contracts obligating holders to purchase from Susquehanna and Susquehanna to sell to the holders, a number of debt securities, shares of common stock or preferred stock, or other securities described in this prospectus or the applicable prospectus supplement, in any combination, at a future date or dates. The purchase contracts may require that we make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts will specify the material terms of the purchase contracts and any applicable pledge or depositary arrangements, including one or more of the following:

•

The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase debt securities, common stock, preferred stock, or other securities described in this prospectus or the formula by which such amount shall be determined.

•

The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•

The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•

Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security, which may have an aggregate principal amount equal to the stated amount. Any underlying securities may be pledged by the holder to secure its obligations under a purchase contract.

•

The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be debt securities, common stock, preferred stock, or other securities (including debt securities of third parties, such as U.S. Treasury securities) described in this prospectus or the applicable prospectus supplement.

•

The terms of any pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us, as applicable, or be distributed to the holder.

•

The amount of the contract fee, if any, that may be payable by Susquehanna to the holder or by the holder to Susquehanna, the date or dates on which the contract fee will be payable and the extent to which the issuer or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements and are subject to and qualified in their entirety by reference to the terms and provisions of the purchase contract agreement, pledge agreement and deposit agreement, forms of which will be filed as exhibits to the registration statement of which this prospectus forms a part.

Description of capital stock

Description of preferred stock

Our authorized preferred stock consists of 5,000,000 shares of preferred stock, no par value. Of such number of shares of preferred stock, our board of directors has designated 300,000 shares as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” referred to in this prospectus as the Series A preferred stock, the terms of which are described under “—Series A preferred stock” following this section.

We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series.

For any series of preferred stock that we may issue pursuant to this prospectus, our board of directors will determine, and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate (or the method for determining such rate) and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities; and

•	any other relevant terms, preferences, limitations or restrictions.

Description of Series A preferred stock

General

Our board has designated 300,000 shares of our preferred stock as Series A preferred stock, all of which shares of Series A preferred stock were issued to the U.S. Treasury in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A preferred stock are validly issued, fully paid and nonassessable.

Dividends payable on shares of Series A preferred stock

The Series A preferred stock pays cumulative compounding dividends quarterly in arrears of 5% per year until December 12, 2012, and 9% thereafter. The quarterly dividend payment dates on the Series A preferred stock are each February 15, May 15, August 15 and November 15, commencing on February 15, 2009.

Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A preferred stock are payable to holders of record of shares of Series A preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A preferred stock, we are required to provide written notice to the holders of shares of Series A preferred stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Susquehanna, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to provisions of the Pennsylvania Business Corporation Law of 1988, as amended, which we refer to as the “BCL,” relating to the payment of dividends.

Priority of dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A preferred stock ranks:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A preferred stock; and

•

equally with all other equity securities designated as ranking on a parity with the Series A preferred stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Susquehanna.

So long as any shares of Series A preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock, or as applicable, any other class or series of Susquehanna stock ranking junior to the Series A preferred stock, which we refer to as “junior stock,” unless we have paid in full all accrued dividends on the Series A preferred stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•

purchases or other acquisitions by broker-dealer subsidiaries of Susquehanna solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock, as applicable, any class or series of Susquehanna stock that does not expressly rank junior or senior to the Series A preferred stock, which we refer to as “parity stock,” in the ordinary course of its business;

•

purchases or other acquisitions by broker-dealer subsidiaries of Susquehanna for resale pursuant to an offering by Susquehanna of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•

acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Susquehanna or a subsidiary of Susquehanna, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A preferred stock from a holder other than the U.S. Treasury, we must offer to repurchase a ratable portion of the Series A preferred stock then held by the U.S. Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A preferred stock), with respect to the Series A preferred stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A preferred stock from time to time out of any funds legally available for such payment, and the Series A preferred stock will not be entitled to participate in any such dividend. However, prior to the earlier of December 12, 2011 and the date on which the Series A preferred stock has been redeemed in full or transferred by the U.S. Treasury, we must obtain the consent of the U.S. Treasury to declare or pay dividends on our common stock in an amount greater than our last quarterly cash dividend per share declared prior to the initial issuance of the Series A preferred stock ($0.26 per share).

Redemption

Except as described below in connection with the provisions of ARRA, the Series A preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more Qualified Equity Offerings (as defined below) of at least $75,000,000, which equals 25% of the aggregate liquidation amount of the Series A preferred stock on the date of issuance. In such a case, we may redeem the Series A preferred stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “Qualified Equity Offering” is a sale and issuance for cash by us, to persons other than Susquehanna or its subsidiaries after December 12, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of Susquehanna at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified Equity Offerings do not include issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

On or after February 15, 2012, the Series A preferred stock may be redeemed, in whole or in part, at any time and from time to time, subject to the approval of the Federal Reserve Board and subject to notice as described below.

Notwithstanding the foregoing, under the provisions of ARRA, as implemented by guidance issued by the U.S. Treasury, after consultation with the U.S. Treasury and Federal Reserve, we may redeem the Series A preferred stock at any time, from any source of funds and without being subject to any waiting period; provided, that any such redemption must consist of at least 25% of the issue price of the Series A preferred stock. In considering any redemption request, the U.S. Treasury and Federal Reserve have stated that they will use the existing supervisory procedures for approving redemption requests for capital instruments, which generally will take into account the contribution of the U.S. Treasury’s investment amount to our overall soundness, capital adequacy and ability to lend.

In any redemption, the redemption price is an amount equal to the per-share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption. The Series A preferred stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A preferred stock have no right to require the redemption or repurchase of the Series A preferred stock.

If fewer than all of the outstanding shares of Series A preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A preferred stock designated for redemption will not affect the redemption of the Series A preferred stock of any other holder. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A preferred stock are to be redeemed, and the number of shares of Series A preferred stock to be redeemed (and, if less than all shares of Series A preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Liquidation rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A preferred stock has been paid in full to all holders of Series A preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting rights

Except as indicated below or otherwise required by law, the holders of Series A preferred stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.    If the dividends on the Series A preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting)

and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A preferred stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of Susquehanna will be reduced by two. The holders of a majority of shares of Series A preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.    So long as any shares of Series A preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Amended and Restated Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our Amended and Restated Articles of Incorporation, to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A preferred stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Susquehanna;

•

any amendment, alteration or repeal of any provision of our Amended and Restated Articles of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A preferred stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A preferred stock or of a merger or consolidation of Susquehanna with another entity, unless the shares of Series A preferred stock remain outstanding following any such transaction or, if Susquehanna is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A preferred stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A preferred stock, taken as a whole.

To the extent of the voting rights of the Series A preferred stock, each holder of Series A preferred stock will have one vote for each share of Series A preferred stock with respect to any matter as to which such holder’s shares of Series A preferred stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A preferred stock to effect the redemption.

Description of depositary shares

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us, which we refer to as the “bank depositary.” Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC at the time we issue depositary shares, and you should read those documents for provisions that may be important to you. If any particular terms of the depositary agreements and the related depositary receipts described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. The name and address for any bank depositary will be provided in the prospectus supplement.

Dividends and other distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the bank depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the bank depositary will distribute the property to the record holders of the depositary shares. However, if the bank depositary determines that it is not feasible to make the distribution of property, the bank depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of depositary shares

If we redeem a series of preferred stock represented by depositary shares, the bank depositary will redeem the depositary shares from the proceeds received by the bank depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the bank depositary may determine.

Voting the preferred stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the bank depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the bank depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and termination of the depositary agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the bank depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the bank depositary or us only if

•	all outstanding depositary shares have been redeemed, or

•

there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company, and such distribution has been distributed to the holders of depositary receipts.

Charges of bank depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of preferred stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The bank depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of the preferred stock.

Neither the bank depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the bank depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and removal of bank depositary

The bank depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the bank depositary. Any such resignation or removal will take effect upon the appointment of a successor bank depositary and its acceptance of such appointment. The successor bank depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

Description of common stock

Our authorized common stock consists of two hundred million (200,000,000) shares of common stock, par value $2.00 per share. As of February 22, 2010, 86,747,350 shares of our common stock were outstanding and 4,196,024 shares were reserved for issuance pursuant to our equity compensation plans. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and shall not have the right to cumulate their votes. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. As of the filing date of this Registration Statement, our board of directors is currently classified into two classes. At the 2011 annual meeting of our shareholders and thereafter, our board of directors will no longer be classified, and all directors will be nominated for one-year terms.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution. Upon the liquidation, dissolution or winding up of Susquehanna, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. The holders of our common stock have no preemptive rights and no right to convert their stock into any other securities.

There are no redemption or sinking fund provisions applicable to our common stock. The holders of our common stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

All outstanding shares of our common stock were validly issued and are fully paid and nonassessable.

American Stock Transfer & Trust Company serves as the registrar and transfer agent for our common stock. Our common stock trades on the NASDAQ Global Select Market under the trading symbol “SUSQ.”

Description of global securities; book-entry issuance

Global securities

We and the trust issuers have obtained the information in this section concerning DTC, Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and the book-entry system and procedures from sources that we and the trust issuers believe to be reliable, but we and the trust issuers take no responsibility for the accuracy of this information.

We and the trust issuers may issue securities offered pursuant to this prospectus and any accompanying prospectus supplement in the form of one or more global securities, which we will refer to as the “global securities,” that will be deposited with or on behalf of a depositary. Unless otherwise indicated in the applicable prospectus supplement, the depositary with respect to the global securities will be DTC, and the following is a summary of the depositary arrangements applicable to those global securities.

Each global security will be deposited with or on behalf of DTC or its nominee and will be registered in the name of a nominee of DTC. DTC will thus be the only registered holder of these securities. That means that we, the trust issuers, any trustee, issuing and paying agent, registrar, or other agent of Susquehanna or the applicable trust issuer for the securities will be entitled to treat the registered holder, DTC, as the holder of the securities for all purposes. Except under the limited circumstances described below, global securities will not be exchangeable for definitive securities.

Only institutions that have accounts with DTC, which we refer to as “DTC participants,” or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records reflecting ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC will have no knowledge of the actual beneficial owners of the securities. The laws of some jurisdictions require that some types of purchasers take physical delivery of securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us and the trust issuers that upon the issuance of a global security and the deposit of that global security with or on behalf of DTC, DTC will credit on its book-entry registration and transfer system, the respective liquidation amount represented by that global security to the accounts of the DTC participants.

We or the applicable trust issuer will make distributions and other payments on the global securities to DTC or its nominee as the registered owner of the global security. We and the trust issuers expect that DTC will, upon receipt of any distribution, redemption or other payment on a global security, immediately credit the DTC participants’ accounts with payments in proportion to their beneficial interests in the global security, as shown on the records of DTC or its nominee. We and the trust issuers also expect that standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in the global securities held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The DTC participants will be responsible for those payments.

None of Susquehanna, the trust issuers, the property trustee, the paying agent or the registrar, or any of their respective agents, will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to beneficial interests in a global security or for any payments made on any global security.

Except as provided below, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in definitive form and will not be considered a holder of the securities for any purpose. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder of the securities pursuant to the instruments governing the securities.

We and the trust issuers understand that, under existing industry practices, in the event that the issuer of a global security requests any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through them to take that action or would otherwise act upon the instructions of the beneficial owners owning through them.

Unless otherwise indicated in the applicable prospectus supplement, a global security is exchangeable for definitive securities registered in the name of persons other than DTC only if:

•	DTC is unwilling or unable to continue as depositary, and we or a trust issuer are not able to locate a qualified successor depositary;

•

we or the applicable trust issuer, in such issuer’s sole discretion, determine that the securities issued in the form of one or more global securities will no longer be represented by a global security; or

•

if applicable to the particular type of security, after the occurrence of an event of default, owners of beneficial interests in the securities aggregating at least a majority in stated amount of the securities advise the issuer in writing that the continuation of a book-entry system is no longer in their best interest.

A global security that is exchangeable as described in the preceding paragraph will be exchangeable in whole for definitive, certificated securities in registered form of like tenor and of an equal aggregate stated amount and in a denomination equal to the stated amount security specified in the applicable prospectus supplement or in integral multiples of that denomination. The registrar will register the definitive securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global securities.

DTC has advised us and the trust issuers that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

Holding beneficial interests through Euroclear and Clearstream

If specified in the applicable prospectus supplement, you may elect to hold interests in securities offered pursuant to this prospectus and such prospectus supplement outside the United States through Clearstream or Euroclear, if you are a participant in or customer of the relevant system, or indirectly through an organization that is a participant in or customer of the relevant system. Clearstream and Euroclear will hold interests on behalf of their participants and customers through customer securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customer securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us and the trust issuers that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides its customers with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Sector Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream customers.

Clearstream will credit distributions with respect to interests in global securities held through Clearstream to cash accounts of its customers in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us and the trust issuers that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator is a Belgian Bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of

Euroclear and applicable Belgian law. These terms, conditions and procedures govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities clearance accounts. The Euroclear operator acts under the terms and conditions applicable only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear will credit distributions with respect to interests in global securities held beneficially through Euroclear to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us and the trust issuers that investors that acquire, hold and transfer interests in the global securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global clearance and settlement procedures

Unless otherwise specified in the applicable prospectus supplement, initial settlement for global securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in global securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in global securities settled during such processing will be reported to the relevant Euroclear participant or Clearstream customer on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream customers and Euroclear participants, they are under no obligation to perform those procedures and those procedures may be discontinued at any time. Neither we, the trust issuers nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Certain ERISA matters

Each fiduciary of any of the following, which we collectively refer to as “Plans”:

•	an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•

a plan described in Section 4975(e)(1) of the Internal Revenue Code (the “Code”) (including an individual retirement account and a Keogh plan) or a plan subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”); and

•	any entity whose underlying assets include “plan assets” by reason of any such Plan’s investment in that entity;

should consider the fiduciary standards and the prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in our securities. Among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence and diversification requirements of ERISA or any Similar Law and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (each, an “ERISA Plan”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”). A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liability under ERISA and/or Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption. In the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax exempt status, unless exemptive relief is available. Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Under ERISA and a regulation issued by the U.S. Department of Labor, which we refer to as the “plan assets regulation,” the assets of the applicable issuer would be deemed to be “plan assets” of an ERISA Plan for purposes of ERISA and Section 4975 of the Code if “plan assets” of the ERISA

Plan were used to acquire an equity interest in the applicable issuer and no exception were applicable under the plan assets regulation. The plan assets regulation defines an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features, and specifically includes a beneficial interest in a trust.

Under exceptions contained in the plan assets regulation, the assets of the applicable issuer would not be deemed to be “plan assets” of investing ERISA Plans if:

•

immediately after the most recent acquisition of an equity interest in the applicable issuer, less than 25% of the total value of each class of equity interests in the applicable issuer were held by “benefit plan investors”, within the meaning of Section 3(42) of ERISA and entities whose underlying assets are deemed to include “plan assets” under ERISA; or

•

the securities are “publicly-offered securities” for purposes of the plan assets regulation. “Publicly-offered securities” are securities which are widely held, freely transferable, and either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and then timely registered under the Exchange Act.

We cannot assure that benefit plan investors will hold less than 25% of the total value of each class of equity interests in the applicable issuer at the completion of the initial offering or thereafter, and we do not intend to monitor or take any other measures to assure satisfaction of the conditions to this exception. We expect that certain series of our securities will be offered in a manner consistent with the requirements of the publicly-offered securities exception described above; however, we cannot assure that the securities would be considered to be publicly-offered securities under the plan assets regulation.

Certain transactions involving the applicable issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and/or Section 4975 of the Code with respect to an ERISA Plan if our securities were acquired with “plan assets” of the ERISA Plan and the assets of the applicable issuer were deemed to be “plan assets” of ERISA Plans investing in the applicable issuer. For example, if we were a Party in Interest with respect to an ERISA Plan, either directly or by reason of our ownership of our bank subsidiaries, extensions of credit between us and the applicable issuer, including the junior subordinated debentures and the guarantees, would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable exemption. In addition, if we were considered to be a fiduciary with respect to the applicable issuer as a result of certain powers we hold (such as our powers to remove and replace the property trustee and the administrative trustees), it is possible that the optional redemption of the junior subordinated debentures would be considered to be a prohibited transaction under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid these prohibited transactions, each ERISA Plan, by purchasing capital securities of a trust issuer, will be deemed to have directed the applicable trust issuer to invest in the junior subordinated debentures and to have appointed the property trustee.

The Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions that may arise from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23 (for eligible transactions determined by in-house asset managers);

•	PTCE 95-60 (for eligible transactions involving insurance company general accounts);

•	PTCE 91-38 (for eligible transactions involving bank collective investment funds);

•	PTCE 90-1 (for eligible transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14 (for eligible transactions determined by independent qualified professional asset managers).

These class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in our or a trust issuer’s securities. Because our securities and the trust issuers’ capital securities may be deemed to be equity interests in the applicable issuer for purposes of applying ERISA and Section 4975 of the Code, these securities may not be purchased or held by any ERISA Plan or any person investing “plan assets” of any ERISA Plan, unless the purchase and holding is eligible for the exemptive relief available, and the conditions for exemptive relief will be satisfied, under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

By directly or indirectly purchasing or holding our or a trust issuer’s securities or any interest in them you will be deemed to have represented that either:

•	you are not a Plan and are not purchasing the securities on behalf of or with “plan assets” of any Plan; or

•

your purchase, holding and disposition of our or a trust issuer’s securities will not violate any applicable Similar Laws and either (i) will not result in a non-exempt prohibited transaction under ERISA or the Code, or (ii) if it could result in such a prohibited transaction, it satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

If a purchaser or holder of our securities or a trust issuer’s securities that is an ERISA Plan elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, Susquehanna or the applicable trust issuer may require a satisfactory opinion of counsel or other evidence of the availability of that exemption.

Due to the complexity of the above rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our or a trust issuer’s securities on behalf of or with “plan assets” of any ERISA Plan consult with their counsel regarding the potential consequences if the assets of the applicable issuer were deemed to be “plan assets” and regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption. In addition, fiduciaries of Plans not subject to Title I of ERISA or Section 4975 of the Code, in consultation with their advisors, should consider the impact of their respective applicable Similar Laws on their investment in our or a trust issuer’s securities, and the considerations discussed above, to the extent applicable.

Certain provisions of Susquehanna’s Amended and Restated Articles of Incorporation, Amended and Restated By-laws and Pennsylvania law

Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws

Board of directors’ evaluation of an acquisition transaction

Our Amended and Restated Articles of Incorporation provide that our board of directors may oppose, recommend, or remain neutral with respect to an “acquisition transaction,” as defined below, on the basis of the board of directors’ evaluation of what is in the best interests of Susquehanna. When considering whether to oppose, recommend or remain neutral with respect to an acquisition transaction, the board of directors may evaluate any or all of the following:

•

the adequacy of the consideration being offered, not only in relation to the adequacy of the consideration being offered and the then current market price of Susquehanna’s securities, but also in relation to (a) the historical and present operating results or financial position of Susquehanna, (b) whether equal or more favorable consideration could be obtained currently or in the future in a freely negotiated transaction with another party, and (c) the future value of Susquehanna as a continuing independent entity;

•	the economic or social effects that the acquisition transaction might have on the employees, depositors, and customers of Susquehanna or our subsidiaries and the communities they serve;

•

the reputations and business practices of an offeror and its management and affiliates and whether they might affect the business of Susquehanna and our subsidiaries, the future value of Susquehanna’s securities and the employees, depositors, customers and the communities served by Susquehanna and our subsidiaries; and

•	any antitrust or other legal, administrative or regulatory difficulties that might be created by the acquisition transaction.

If our board of directors determines that an acquisition transaction should be opposed, it may take any lawful action to accomplish its purpose, including the following:

•	advising shareholders not to accept the offer;

•	litigation against the offeror;

•	filing complaints with governmental and regulatory authorities;

•	causing Susquehanna to acquire its own securities;

•	selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

•

making an acquisition of another entity that the board of directors believes in good faith to be in the best interest of Susquehanna and that also creates an antitrust or other regulatory problem for the offeror; and

•	seeking a more favorable offer from another individual or entity.

Under our Amended and Restated Articles of Incorporation, the term “acquisition transaction” means any action, proposal, plan or attempt by any corporation or other business entity or any person or group to:

•	make any tender offer or exchange offer for any equity security of Susquehanna;

•	merge or consolidate Susquehanna, or any subsidiary of Susquehanna, with or into another corporation or entity;

•	purchase or otherwise acquire all or substantially all of the assets of Susquehanna or of any of its subsidiaries; or

•	undertake any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

Votes required to approve business combinations

Our Amended and Restated Articles of Incorporation include special voting requirements in connection with the approval of any business combination. A “business combination” includes any one or more of the following transactions:

•

any merger or consolidation of Susquehanna or any subsidiary with or into (i) a “20% shareholder,” (as defined therein) or (ii) any other corporation (whether or not itself a 20% shareholder) which is, or after such merger or consolidation would be, an affiliate of a 20% shareholder; or

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of related transactions) to or with any 20% shareholder of assets, whether of Susquehanna or any subsidiary or subsidiaries of Susquehanna, or any combination thereof, the aggregate value of which is equal to or greater than 10% of Susquehanna’s consolidated shareholders equity; or

•

the issuance or transfer by Susquehanna or by any subsidiary (in one transaction or in a series of related transactions) of any securities of Susquehanna or any subsidiary to any 20% shareholder or affiliate of a 20% shareholder in exchange for cash, securities or other property or any combination thereof, having an aggregate fair market value equal to or greater than 10% of Susquehanna’s consolidated shareholders equity; or

•

any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of Susquehanna with any of its subsidiaries or any similar transaction (whether or not with, into or otherwise involving a 20% shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Susquehanna or any subsidiary, which is directly or indirectly owned by any 20% shareholder or any affiliate of a 20% shareholder;

•

provided, however, no transaction described above will constitute a business combination if the board of directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding or letter of interest respecting such transaction prior to the time the 20% shareholder involved in such transaction acquired, directly or indirectly, more than 10% of the outstanding capital stock of Susquehanna which would be entitled to vote on such transaction.

Under the special voting provisions of our Amended and Restated Articles of Incorporation, the following votes are required in connection with the approval of any business combination:

•	the affirmative vote of the holders of the outstanding capital stock of Susquehanna entitled to cast at least 85% of the votes which all shareholders are entitled to cast on the matter;

•	the affirmative vote of the holders of at least 75% of the votes which all shareholders are entitled to cast on the matter, if and only if all of the following conditions are satisfied:

(1) the ratio of (a) the aggregate amount of cash and the fair market value of all other consideration to be received in such business combination by Susquehanna, a subsidiary, or the holders of common stock, as the case may be, divided by the number of shares of common stock issued and outstanding immediately prior to the first public announcement relating to such business combination, to (b) the market price of the common stock per share immediately prior to the first public announcement relating to such business combination, is at least as great as the ratio of (c) the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which the 20% shareholder has paid for any shares of common stock acquired by it within the three-year period prior to the record date for determining shareholders entitled to vote on such business combination, to (d) the market price of the common stock immediately prior to the initial acquisition by the 20% shareholder of any common stock;

(2) the aggregate amount of the cash and fair market value of other consideration to be received in such business combination by Susquehanna, a subsidiary or the holders of common stock, as the case may be, divided by the number of shares of common stock issued and outstanding immediately prior to the first public announcement relating to such business combination, is not less than the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the 20% shareholder for any block of common stock owned by it;

(3) the form of consideration to be received by holders of common stock in such business combination will be no less favorable than the consideration paid by the 20% shareholder in acquiring the largest block of common stock already owned by it;

(4) after the 20% shareholder has acquired ownership of not less than 20% of the then outstanding votes, referred to as a 20% interest, and prior to the consummation of the subject business combination:

(a) the 20% shareholder has taken all action necessary to ensure that Susquehanna’s board of directors included at all times representation by continuing director(s) proportionate to the ratio that the voting shares which from time to time are owned by persons who are neither 20% shareholders nor substantial shareholders, as defined below under “—Substantial shareholder status implications,” bear to all voting shares outstanding at the respective times (with a continuing director to occupy any resulting fractional board position);

(b) the 20% shareholder has not acquired any newly issued shares of stock, directly or indirectly, from Susquehanna (except upon conversion of convertible securities acquired by it prior to obtaining a 20% interest or as a result of a pro rata stock dividend or stock split); and

(c) the 20% shareholder has not acquired any additional shares of Susquehanna’s outstanding common stock or securities convertible into or exchangeable for common stock, except as a part of the transaction which resulted in the 20% shareholder acquiring its 20% interest;

(5) prior to the consummation of the subject business combination, the 20% shareholder has not (a) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by Susquehanna, or (b) made any major change in Susquehanna’s business or equity capital structure without the unanimous approval of the whole board; and

(6) a proxy statement meeting the requirements of the Securities Exchange Act of 1934 has been mailed to all holders of voting shares for the purpose of soliciting shareholder approval of the business combination.

Any of the following which are not a business combination subject to provisions set forth above, requires the affirmative vote of the holders of at least 66 2/3% of the votes which all shareholders are entitled to cast on the matter:

(1) any merger or consolidation of Susquehanna with or into another corporation;

(2) any merger or consolidation of a subsidiary with or into another corporation if (a) the resulting, surviving or continuing corporation, as the case may be, would not be a subsidiary, or (b) the total number of common shares of Susquehanna issued or delivered in connection with such transaction, plus those initially issuable upon conversion of any other shares, securities or obligation to be issued in connection with such transaction, exceed 15% of the common shares of Susquehanna outstanding immediately prior to the date on which such transaction is consummated;

(3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of Susquehanna;

(4) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a subsidiary whose total assets exceed 20% of the total assets of Susquehanna as reflected on the most recent consolidated balance sheet of Susquehanna; or

(5) any sale of all or substantially all of the stock in a subsidiary whose total assets exceed 20% of the total assets of Susquehanna as reflected on the most recent consolidated balance sheet of Susquehanna.

Transactions involving Susquehanna or a subsidiary that are not business combinations or that are not described in (1) through (5) above, require only such shareholder approval, if any, as may be required pursuant the BCL.

Votes required to approve liquidation or dissolution

Any plan or proposal for the liquidation or dissolution of Susquehanna, which would require or permit a distribution of any surplus remaining after paying off all debts and liabilities of Susquehanna to its shareholders in accordance with their respective rights and preferences, will require the affirmative vote of the holders of at least 66 2/3% of the votes which all shareholders are entitled to cast on the matter; provided that the affirmative vote of the holders of at least 85% of the votes which all shareholders are entitled to cast on the matter will be required for any such plan or proposal which would permit such distribution to shareholders to be made other than in cash.

Substantial shareholder status implications

Our Amended and Restated Articles of Incorporation also provide that from and after the date any person becomes a “substantial shareholder,” as defined below, and until such time as such person ceases to be a substantial shareholder, holders of issued and outstanding voting shares of any class or series beneficially owned by such substantial shareholder, as of any record date for the determination of shareholders entitled to vote on or consent to any matter, in excess of 10% of the then issued and outstanding shares of such class or series will, subject to certain provisions set forth below and in the Amended and Restated Articles of Incorporation, be entitled to cast 1/10th of one vote per share for each such share in excess of 10% of the then issued and outstanding shares of such class or series.

Notwithstanding the foregoing, in the event a substantial shareholder, or an affiliate thereof, or any other person deemed to be the beneficial owner of voting shares also beneficially owned by such substantial shareholder, consummates a tender offer, holders of all voting shares beneficially owned by the substantial shareholder will be entitled to cast one vote per share (or such greater or lesser number of votes per share as provided for each share of such class of stock under our Amended and Restated Articles of Incorporation) on each matter voted on or consented to by our shareholders. The number of votes that may be cast by any record owner by virtue of the provisions in respect of voting shares of any class or series beneficially owned by a substantial shareholder will be a number equal to the total number of votes that a single record owner of all voting shares of such class or series beneficially owned by such substantial shareholder would be entitled to cast, multiplied by a fraction:

•	the numerator of which is the number of shares of such class or series beneficially owned by the substantial shareholder and owned of record by the record owner; and

•	the denominator of which is the total number of shares of such class or series beneficially owned by the substantial shareholder.

Neither a substantial shareholder, nor the record owners of any voting shares beneficially owned by such substantial shareholders, will be permitted to cast, by virtue of his or her beneficial or record ownership of voting shares of any class or series beneficially owned by the substantial shareholder, in excess of 35% of the total number of votes that the holders of all then outstanding voting shares of such class or series would be entitled to cast until such time as the substantial shareholder consummates a tender offer, the requirements of which are set forth in our Amended and Restated Articles of Incorporation.

The term “substantial shareholder,” under Susquehanna’s Amended and Restated Articles of Incorporation means any person, other than Susquehanna or any subsidiary, who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting shares (determined solely on the basis of the total number of voting shares so beneficially owned and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares) in relation to the total number of voting shares issued and outstanding. A person will not be deemed to be a substantial shareholder for any purposes hereof, if such person (or an affiliate thereof or any other person deemed to be the beneficial owner of voting shares also beneficially owned by such person), prior to the time such person becomes the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting shares, commences and consummates a tender offer for any and all shares of common stock, the terms of which will be approved and recommended to shareholders, as in the best interests of Susquehanna and our shareholders, by two-thirds of the members of the whole board (but only if at least a majority of the members of the board of directors acting upon such matter will be continuing directors).

Pennsylvania anti-takeover provisions

Under the BCL, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders, and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover provisions. Susquehanna has not opted out of any of these anti-takeover provisions. A general summary of these applicable anti-takeover provisions is set forth below.

Control share acquisitions

Pennsylvania law regarding control share acquisitions relates to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33 1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the question of the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholder approvals are required to approve the restoration of voting rights. First, the approval of an absolute majority of all voting power must be obtained. All voting shares are entitled to participate in this vote. Second, the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of profits by certain controlling persons

Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business combination transactions with interested shareholders

Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors becomes an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of shareholders to demand fair value for stock following a control transaction

Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Limitations on liability and indemnification matters

Our Amended and Restated By-laws provide indemnification to our directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our Amended and Restated By-laws also permit us to pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. We have also entered into employment agreements with certain of our principal officers which also provide for indemnification for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Susquehanna maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Susquehanna for indemnification payments made to its directors and officers for certain liabilities.

Plan of distribution

Susquehanna and the trust issuers may sell the securities being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

Susquehanna and the trust issuers will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we or a trust issuer utilize underwriters in an offering of securities using this prospectus, we or the applicable trust issuer will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to various conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we or a trust issuer utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we or a trust issuer utilize a dealer in an offering of securities using this prospectus, the relevant issuer will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

Susquehanna and the trust issuers may also use this prospectus to offer and sell securities through agents designated by the applicable issuer from time to time. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of appointment.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Susquehanna or the trust issuers. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with Susquehanna or the trust issuers and any compensation to such remarketing firm in connection with the remarketing.

Susquehanna and the trust issuers may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or remarketing firms participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we or a trust issuer may enter into, underwriters, dealers, agents or remarketing firms who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us or a trust issuer against some types of liabilities, including liabilities under the Securities Act, or to reimbursement for some types of expenses.

Underwriters, dealers, agents or remarketing firms or their affiliates may engage in transactions with, or perform services for, Susquehanna and the trust issuers, or their affiliates, in the ordinary course of business.

Offerings of capital securities will be conducted in compliance with Rule 2310 of the Conduct Rules of FINRA, as applicable. For any offering not listed on an exchange or NASDAQ, under Rule 2310, a FINRA member or person associated with a FINRA member shall have reasonable grounds to believe, on the basis of information obtained from an offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by the member or associated person, that (a) the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in this prospectus, including the tax benefits, if any, (b) the offeree has a fair market net worth sufficient to sustain the risks inherent in the securities, including loss of investment and lack of liquidity and (c) the securities are otherwise suitable for the offeree.

The direct or indirect wholly-owned subsidiaries of Susquehanna may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

Susquehanna and the trust issuers may also use this prospectus to solicit offers to purchase securities directly. Except as set forth in the applicable prospectus supplement, none of the administrative trustees, directors, officers, and employees of each of Susquehanna, the trust issuers and Susquehanna’s bank subsidiary, will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

Validity of securities

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Susquehanna and the trust issuers, will provide an opinion regarding certain matters relating to Delaware law. Morgan, Lewis & Bockius LLP will rely on the opinion of Richards, Layton & Finger, P.A., as to certain matters of Delaware law.

Experts

The financial statements and Management’s Report on Internal Control over Financial Reporting of Susquehanna Bancshares, Inc. incorporated in this prospectus by reference to Susquehanna’s Annual Report on Form 10-K, filed with the SEC on March 1, 2010, as amended by the Annual Report on Form 10-K/A, filed with the SEC on March 3, 2010, for the year ended December 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

37,500,000 Shares

Common Stock

Prospectus supplement

Joint Book-running Managers

J.P. Morgan	Keefe, Bruyette & Woods

March 9, 2010

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.